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                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT



                                       OF



                     WELLSFORD/WHITEHALL PROPERTIES, L.L.C.



                           Dated as of August 28, 1997



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                                TABLE OF CONTENTS

                                                                           Page

                                   ARTICLE I.

                                   DEFINITIONS

1.1.  Definitions............................................................ 1
1.2.  Terms Generally........................................................14

                                   ARTICLE II.

                          THE COMPANY AND ITS BUSINESS

2.1.  Company Name...........................................................14
2.2.  Term...................................................................14
2.3.  Filing of Certificate and Amendments...................................14
2.4.  Purpose and Business; Powers; Scope of Members' Authority..............14
2.5.  Principal Office; Registered Agent.....................................15
2.6.  Names and Addresses of Members.........................................15
2.7.  Pre-Closing Costs......................................................15
2.8.  Post-Closing Receipts..................................................16
2.9.  Prorations.............................................................16

                                  ARTICLE III.

                         MANAGEMENT OF COMPANY BUSINESS;
                            POWERS AND DUTIES OF THE
                            MANAGER; MAJOR DECISIONS

3.1.  Management and Control.................................................17
3.2.  Enumeration of Specific Duties.........................................18
3.3.  No Authority to Hire Employees.........................................21
3.4.  Decisions Requiring Approval of the Management Committee...............21
3.5.  Management Committee...................................................26
3.6.  Limited Authorization..................................................28
3.7.  Members Shall Not Have Power to Bind Company...........................29
3.8.  Status as "Operating Company"; Participation in Management by Members..29


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                                                                           Page


                                   ARTICLE IV.

                          RIGHTS AND DUTIES OF MEMBERS

4.1.  Use of Company Property................................................29
4.2.  Exclusivity; Other Activities of the Members...........................29
4.3.  Indemnification with Respect to the Manager............................33
4.4.  Compensation of Members and Affiliates.................................33
4.5.  Investment Representations.............................................34
4.6.  Dealing with Members...................................................34
4.7.  Designation of Tax Matters Member......................................34

                                   ARTICLE V.

                          CAPITAL CONTRIBUTIONS, LOANS
                                 AND LIABILITIES

5.1.  Initial Capital Contributions and Capital Accounts of the Members......34
5.2.  Additional Capital Contributions.......................................40
5.3.  Failure to Fund Capital Contributions..................................40
5.4.  Dilution for Failure to Fund Capital Calls.............................42
5.5.  Capital of the Company.................................................42
5.6.  Liability of Members...................................................42
5.7.  Return of Capital Contribution.........................................43
5.8.  Calculation of Members' Percentage Interest............................43
5.9.  Issuance of Additional Membership Units................................43
5.10. Arbitration............................................................43

                                   ARTICLE VI.

                            CAPITAL ACCOUNTS, PROFITS
                           AND LOSSES AND ALLOCATIONS

6.1.  Capital Accounts.......................................................44
6.2.  Profits and Losses.....................................................45

                                  ARTICLE VII.

                         APPLICATIONS AND DISTRIBUTIONS
                                OF AVAILABLE CASH

7.1.  Applications and Distributions.........................................48
7.2.  Restoration of Excess Distributions....................................49
7.3.  Liquidation............................................................50
7.4.  Repayment of Member Loans..............................................50


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                                                                           Page


7.5.  Revisions to Reflect Issuance of Additional Membership Units...........50
7.6.  Initial Public Offering; Sale of Units. ...............................50

                                  ARTICLE VIII.

                          TRANSFER OF COMPANY INTERESTS

8.1.  Limitations on Assignments of Interests by Members.....................51
8.2.  Sale of Properties, the Company or its Subsidiaries....................52
8.3.  Conversion Right.......................................................57
8.4.  Certain Transfer Provisions............................................58
8.5   Assignment Binding on Company..........................................59
8.6.  Bankruptcy of a Member.................................................59
8.7.  Substituted Members....................................................59
8.8.  Acceptance of Prior Acts...............................................59
8.9.  Additional Limitations.................................................60

                                   ARTICLE IX.

                                     MANAGER

9.1.  Removal of Manager.....................................................60
9.2.  Fees...................................................................60

                                   ARTICLE X.

                             TERMINATION OF COMPANY;
                     LIQUIDATION AND DISTRIBUTION OF ASSETS

10.1.  Dissolution and Termination...........................................61
10.2.  Distribution Upon Liquidation.........................................61
10.3.  Sale of Company Assets................................................62

                                   ARTICLE XI.

                       BOOKS, RECORDS, BUDGETS AND REPORTS

11.1.  Books of Account......................................................63
11.2.  Availability of Books of Account......................................63
11.3.  Financial Reports and Statements; Annual Budgets......................63
11.4.  Accounting Expenses...................................................65
11.5.  Bank Account..........................................................65
11.6.  Fidelity Bonds and Insurance..........................................65


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                                                                           Page


                                  ARTICLE XII.

                                   AMENDMENTS

12.1.  Amendments............................................................65

                                  ARTICLE XIII.

                                  MISCELLANEOUS

13.1.  Further Assurances....................................................65
13.2.  Notices...............................................................66
13.3.  Headings and Captions.................................................66
13.4.  Variance of Pronouns..................................................66
13.5.  Counterparts..........................................................66
13.6.  GOVERNING LAW.........................................................66
13.7.  Partition.............................................................66
13.8.  Invalidity............................................................66
13.9.  Successors and Assigns................................................67
13.10. Entire Agreement......................................................67
13.11. No Brokers............................................................67
13.12. Maintenance as a Separate Entity......................................67
13.13. Confidentiality.......................................................67
13.14. Power of Attorney.....................................................68
13.15. Time of the Essence...................................................69
13.16. No Third Party Beneficiaries..........................................69
13.17. Exculpation...........................................................69

                                    EXHIBITS

EXHIBIT A    Transaction Summary
EXHIBIT B-1 Description of Real Property Contributed by Whitehall EXHIBIT B-2 Description of Personal, Tangible and Intangible Property
             Contributed by Whitehall
EXHIBIT B-3  Description of Excluded Assets
EXHIBIT B-4  Whitehall Properties
EXHIBIT B-5  Whitehall Additional Properties
EXHIBIT C-1  Description of Real Property Contributed by WCPT
EXHIBIT C-2  Description of Personal, Tangible and Intangible Property
             Contributed by WCPT
EXHIBIT C-3  Description of Excluded Assets
EXHIBIT C-4  WCPT Properties
EXHIBIT E-1  Representations and Warranties of Whitehall
EXHIBIT E-2  Representations and Warranties of WCPT
EXHIBIT E-3  Representations and Warranties of Whitehall Concerning the
             Whitehall Additional Properties


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                                                                           Page


                                    SCHEDULES

SCHEDULE 2.9          Certain Post-Closing Expenses
SCHEDULE 3.2(a)(vi)   Approved Leases and Lease Documentation
SCHEDULE 5.4          Example of Squeeze-Down Formula Calculation

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                     WELLSFORD/WHITEHALL PROPERTIES, L.L.C.


         This LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made and entered into as of August 28, 1997 by and between WHWEL Real Estate Limited Partnership, a Delaware limited partnership ("Whitehall") and Wellsford Commercial Properties Trust, a Maryland real estate investment trust ("WCPT").

                                 R E C I T A L S

         WHEREAS, the Company intends to acquire, hold, develop, redevelop and operate real estate assets directly or indirectly through one or more Subsidiaries; and

         WHEREAS, the Members and their Affiliates have, contemporaneously with the execution of this Agreement, taken the steps described on Exhibit A to this Agreement.

         NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1. Definitions. As used in this Agreement and the Exhibits, Schedules and Annexes hereto, the following terms shall have the meanings set forth below:

         "Act" shall mean the Delaware Limited Liability Company Act (6 Del. C.
Section 18-101 et seq.), as amended from time to time.

         "Additional Closing" shall mean the consummation of the transactions whereby the Company acquires the Whitehall Additional Properties.

         "Additional Closing Date" shall mean the date upon which the Additional Closing occurs.

         "Administration Fee" shall mean the administration fee in the amount of $300,000 per annum payable in four $75,000 installments quarterly in arrears to WCPT for so long as WCPT shall act as Manager. The Administration Fee shall be prorated for partial years or quarters commencing on September 30, 1997.

         "Affiliate" shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of, or other ownership interests in, such Person, (iii) any officer, director or member of such Person and (iv) if such Person is an officer, director or member of any company, the company for which such Person acts in any such capacity. For purposes of this definition and Section 8.1(c), "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "agreed net fair market value" shall have the meaning set forth in
Section 6.1(b).

         "Agreement" shall mean this Limited Liability Company Operating Agreement, as it may hereafter be amended or modified from time to time.

         "Annual Capital Budget" shall have the meaning set forth in Section 11.3(c).

         "Annual Operating Budget" shall have the meaning set forth in Section 11.3(c).

         "Applicable Closing Date" shall have the meaning set forth in Section 8.2(c).

         "Appointing Member" shall have the meaning set forth in Section 3.5(c).

         "Approved Budget" shall mean, with respect to each Property, the Annual Capital Budget and Annual Operating Budget for such Property for the Budget Year in question, in each case which has been approved by the Management Committee.

         "Assumed Financing" shall mean the credit facility made available to WHATR Real Estate Limited Partnership pursuant to the Loan Agreement dated as of May 14, 1997 by and among WHATR Real Estate Limited Partnership, Goldman Sachs Mortgage Company, as syndication agent and lender, and the other lenders from time to time parties thereto.

         "Available Cash" shall mean, for any fiscal period, the excess, if any, of (A) the sum of (i) the amount of all cash receipts of the Company during such period from whatever source and (ii) any cash reserves of the Company existing at the start of such period over (B) the sum of (i) all cash amounts paid or payable (without duplication) in such period on account of expenses and capital expenditures incurred in connection with the Company's business (including, without limitation, general operating expenses, taxes and amortization or interest on any debt of the Company) and (ii) such cash reserves which may be required for the working capital and future needs of the Company in an amount approved by the Management Committee or, failing such approval, in an amount equal to the cash reserves of the Company existing at the start of such period.

         "Back-to-Back Debt" shall mean any Indebtedness incurred by the Company that (i) is issued exclusively to WCPT, (ii) is issued simultaneously with the issuance by WCPT of Funding Debt that has identical terms (including principal amount, interest rate, payment amounts and frequency, maturity date, covenants


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and defaults) to the Back-to-Back Debt issued by the Company and (iii) is funded by WCPT exclusively through the issuance of such Funding Debt.

         "Bankruptcy" shall mean, with respect to the affected party, (i) the adjudication that such party is bankrupt or insolvent, or the entry of a final and nonappealable order for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law, (ii) the admission by such party of its inability to pay its debts as they mature,
(iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy or insolvency law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such party, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period, (vi) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (vii) the filing by such party of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (iv) above, and
(viii) the expiration of sixty (60) days after the commencement of any stay referred to in clause (v) or (vi) above provided that the subject of such stay shall not have been vacated or set aside within such sixty (60)-day period.

         "Book Value" with respect to any Company Asset shall mean its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Member to the Company shall be an amount equal to the fair market value of such asset, as determined by the Members, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) for revaluations pursuant to Section 6.1(b) and for the Depreciation taken into account with respect to such asset.

         "Budget Year" shall mean the period beginning on the date hereof and ending on December 31, 1997; and beginning January 1, 1998, "Budget Year" shall mean a period beginning on January 1, 1998 and ending on December 31, 1998 and any successive yearly period thereafter.

         "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks in New York are required or permitted to be closed.

         "Business Plan" shall mean, with respect to any Property, the master business plan (which shall include the Annual Capital Budget, Annual Operating Budget, the Leasing Plan and Marketing Plan) for such Property prepared annually by the Manager and approved by the Management Committee, setting forth the operating strategy and estimated receipts and expenditures for the period covered by the Business Plan; provided that, the initial Business Plan for any Property shall be the business plan for such property prepared by or on behalf of the relevant WCPT Current Owner or Whitehall Current Owner, a copy of which shall have been provided to Whitehall or WCPT, as appropriate, prior to the Closing and, provided further that, new Business Plans will be prepared by the Manager and submitted to the Management Committee by no later than November 1, 1997 for calendar year 1998. The Business Plan may be amended or replaced from time to time with the approval of the Management Committee.

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         "Capital Account" when used in respect of any Member shall mean the
Capital Account maintained for such Member in accordance with Section 6.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of Section 6.1.

         "Capital Call" shall mean any written notice to the Members delivered in accordance with Section 5.2 hereof requesting a contribution in cash to the Company, which notice shall state the total amount of the required contributions by all Members and each Member's pro rata share of such total based on such Member's Percentage Interest.

         "Capital Contribution" when used with respect to any Member shall mean the amount of capital contributed by such Member to the Company in accordance with Article V (other than pursuant to Sections 5.1(c), (e), (i) and (j)).

         "Cause" shall mean (a) fraud, criminal felony indictment, gross negligence or willful misconduct by WCPT, WRP or any of Jeffrey H. Lynford, Edward Lowenthal or Gregory Hughes (or any successor occupying one or more of the officer positions currently occupied by any of them in WCPT or WRP) if such fraud, criminal felony indictment, gross negligence or willful misconduct relates to any action or omission in connection with the business of the Company or any of its Subsidiaries, (b) failure of WCPT to fund any Capital Call in accordance with Section 5.2(b) (but not Section 5.2(a)), (c) a breach of Section
4.2 by WCPT or its Affiliate or (d) the occurrence of any Bankruptcy with respect to WCPT or WRP.

         "Certificate of Formation" shall mean the Certificate of Formation of the Company filed with the State of Delaware on August 18, 1997, as the same may hereafter be amended and/or restated from time to time.

         "Closing" shall mean the transactions whereby the Company and/or its Subsidiaries acquire the WCPT Contributed Assets and the Whitehall Contributed Assets in exchange for Membership Units.

         "Closing Date Prorations" shall have the meaning set forth in
Section 2.9(b).

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

         "Committee Representative" shall mean each individual appointed from time to time by Whitehall or WCPT pursuant to Section 3.5, and "Committee Representatives" shall mean all of such individuals, collectively.

         "Company" shall mean Wellsford/Whitehall Properties, L.L.C., a Delaware limited liability company, as said Company may from time to time be hereafter constituted.

         "Company Assets" shall mean all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

         "Company Loan" shall mean any loan made by a Member to the Company pursuant to Section 5.3(c).

         "Contributing Member" shall have the meaning set forth in Section 5.3.

         "Conversion Factor" shall mean 1.0; provided that, if WCPT (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, or (ii) subdivides its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, combination, or other action (assuming for such purposes that such dividend, distribution, subdivision, combination or other action has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, combination or other action. Whitehall's agreement to the foregoing definition of "Conversion Factor" contained herein is based upon the agreement of WCPT and WRP not to take any action which would have a dilutive effect on the value of the Shares as compared to the value of the Membership Units (so that the value of one Share would be less than the value of one Membership Unit). In the event that any such action is nevertheless taken by or on behalf of WCPT or its shareholders, the Conversion Factor set forth in the first sentence of this definition shall be adjusted in the manner set forth in the proviso in the first sentence of this definition or, if otherwise applicable, in the same manner and in the same instances provided in Article 6 of the Warrant Agreement (except that no such adjustment shall be made if and to the extent that WCPT distributes to its shareholders amounts received from the Company on account of its Interest or the Administration Fee or the Promote). Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Membership Units and (y) if a specified redemption date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

         "Conversion Right" shall have the meaning set forth in Section 8.3.

         "Damages" shall have the meaning set forth in Section 5.1(c).

         "Debtor Member" shall have the meaning set forth in Section 7.4.

         "Declaration of Trust" shall mean the amended and restated declaration of trust of WCPT filed with the State Department of Assessment and Taxation of the State of Maryland on August 25, 1997, as the same may be restated and amended from time to time.

         "Deemed Value Per Membership Unit" shall mean (i) prior to the date any New Member acquires Membership Units, $10 (ten dollars) and (ii) after the date any New Member acquires Membership Units, an amount equal to the quotient (expressed as a dollar amount) of (x) the sum of the cash plus the agreed net fair market value of property contributed to the Company by the Person who most recently became a New Member, divided by (y) the total number of Membership Units issued to such New Member in respect of such contributions.

         "Default Rate" shall mean an interest rate equal to the lesser of (i) 15% per annum and (ii) the maximum rate permitted by law.

         "Depreciation" shall mean, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to Company Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company, which have a useful life exceeding one year, provided, however, that with respect to any Company Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amorti-zation or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Management Committee.

         "Dispute Notice" shall have the meaning set forth in Section 5.1(c).

         "Distribution Amount" shall have the meaning set forth in Section
7.1(a).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Extraordinary Transaction" shall mean, with respect to any Person, the occurrence of one or more of the following events: (i) a merger (including a triangular merger), consolidation or other combination with or into another Person; (ii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of its assets in one transaction or a series of related transactions; (iii) any reclassification, recapitalization or change of its outstanding equity interests (other than a change in par value, or from par value to no par value, or as a result of a split, dividend or similar subdivision); (iv) any issuance of equity securities of such Person in exchange for assets (other than an issuance of securities for cash or an issuance of securities pursuant to an employee benefit plan); (v) any change of control (as defined below) of such Person or (vi) the adoption of any plan of liquidation or dissolution of such Person. For purposes of this definition, "change of control" with respect to any Person means (a) the acquisition by another Person of more than 20% of the voting stock in such Person or (b) the change in membership of a majority of such Person's board of directors.

         "Failed Contribution" shall have the meaning set forth in Section 5.3.

         "Fiscal Year" shall mean the fiscal year of the Company, which shall be the calendar year; but upon termination of the Company, "Fiscal Year" shall mean the period from the end of the last preceding Fiscal Year to the date of such termination.

         "Funding Debt" shall mean any Indebtedness incurred by WCPT in compliance with the terms and provisions of Section 4.2(g).

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         "Indebtedness" shall mean, with respect to any Person, (i) all indebtedness and obligations of or assumed by such Person in respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person) or evidenced by a promissory note, bond, debenture, letter of credit reimbursement agreement or other written obligations to pay money for borrowed money; (ii) any indebtedness or obligation of others secured by a Lien on any asset of such Person, whether or not such indebtedness or obligation is assumed by such Person; (iii) any guaranty, endorsement, suretyship or other undertaking pursuant to which such Person may be liable on account of any obligation of any third party other than a Subsidiary; (iv) indebtedness for the deferred purchase price of property or services; (v) obligations of such Person incurred in connection with entering into a Lease which, in accordance with generally accepted accounting principles, should be capitalized; and (vi) the indebtedness or obligations of a partnership or joint venture in which such Person is a general partner or joint venturer.

         "Initial Capital Contribution" shall mean those capital contributions made pursuant to Section 5.1(a) and (d).

         "Initial Closing Date" shall mean the date upon which (i) this Agreement is fully executed and (ii) the Closing occurs.

         "Initial Members" shall mean WCPT and Whitehall.

         "Institutional Lender" shall mean an Affiliate of any Member and/or any one or more of the following other entities, provided that for any such other entity to qualify as an Institutional Lender hereunder, such other entity, together with its Affiliates, must have total assets of at least $5,000,000,000 and stockholders' equity or net worth of at least $250,000,000 (or, in either case, the equivalent thereof in a foreign currency) as of the date the loan is made: a savings bank, a savings and loan association, a commercial bank or trust company, an insurance company subject to regulation by any governmental authority or body, a real estate investment trust, a union, governmental or secular employees' welfare, benefit, pension or retirement fund, a pension fund property unit trust (whether authorized or unauthorized), an investment company or trust, a merchant or investment bank or any other entity generally viewed as an institutional lender. In each of the foregoing cases, such Affiliate or other entity shall constitute an Institutional Lender whether (i) acting for itself or
(ii) as trustee, in a fiduciary, management or advisory capacity or, in the case of a bank, as agent bank, for any number of lenders, so long as in the case of clause (ii) the day-to-day management decisions relating to the loan are either exercised by or recommended by such Institutional Lender and, during the life of the loan, such Institutional Lender shall only be removed from its clause (ii) capacity if it is replaced by another Institutional Lender also so acting under clause (ii).

         "Insurance Program" shall have the meaning set forth in Section 3.4.

         "Interest" shall mean the entire interest of a Member in the Company at any particular time, including the Percentage Interest of such Member, together with the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. The Interest of any Member may be expressed as a number of Membership Units.

         "Internal Rate of Return" shall mean, with respect to any Member, that such Member has achieved an internal rate of return of a specified percentage per annum, which shall occur when the total Capital Contributions made from time to time by such Member are returned to such Member together with an annual return equal to such specified percentage calculated commencing on the date such Capital Contributions are made and compounded annually to the extent not paid on a current basis, taking into account the timing and amounts of all previous Capital Contributions by such Member to the Company and all previous distributions by the Company to such Member. For purposes of computing such internal rate of return, any Capital Contribution made by such Member and any distribution of funds received by such Member at any time during a month shall be deemed to be made or received on the first day of such month. In addition, solely for purposes of calculating the Internal Rate of Return in Sections 7.1(b)(ii) and 7.1(b)(iii), the amount of each Initial Member's Capital Contributions as of the Closing Date shall be deemed to be such Member's actual Capital Contributions as of the date hereof less such Initial Member's Percentage Interest (as of the Closing Date) multiplied by $1 million.

         "IRS" shall mean the Internal Revenue Service.

         "Leasing Plan" shall mean, with respect to any Property, the leasing guidelines prepared by the Manager for each type of planned use of such Property (e.g. commercial, industrial or retail) containing parameters for minimum rents, tenant allowances, operating expense recaptures, financial condition of tenants, free rent, lease assignments and assumptions, overages and tenant improvements to the extent such information is available and pertinent.

         "Lien" shall mean any lien, mortgage, charge, restriction, option, right of first refusal or offer, contractual restriction on transfer, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other claim of any kind or nature against any Property securing any Indebtedness, or any agreement to create or confer any of the foregoing, in each case whether arising by agreement or under any statute or law or otherwise.

         "Losses" shall have the meaning set forth in Section 6.2(a).

         "Major Decisions" shall have the meaning set forth in Section 3.4.

         "Management Committee" shall have the meaning set forth in Section 3.5 hereof.

         "Manager" (i) shall mean WCPT upon the execution and delivery hereof,
(ii) except as set forth in clause (iii) below, if for any reason WCPT ceases to be the Manager, shall thereafter mean another Person appointed by the Management Committee or (iii) if WCPT ceases to be the Manager pursuant to Section 9.1, shall thereafter mean another Person appointed by Whitehall.

         "Mandatory Capital Call" shall mean a Capital Call for any capital contributions that would be required to fund Necessary Expenditures.

         "Marketing Period" shall have the meaning set forth in Section 8.2(e).

         "Marketing Plan" shall mean, with respect to any Property or appropriate part thereof, the comprehensive plan for marketing and leasing the space in such Property, which plan shall be submitted by the Manager to, and approved by, the Management Committee; provided, that the initial Marketing Plan for any Property shall be the marketing plan for such property prepared by or on behalf of the relevant WCPT Current Owner or Whitehall Current Owner, a copy of which shall have been provided to Whitehall or WCPT, as appropriate, prior to the Closing and provided further that, new Marketing Plans will be prepared by the Manager and submitted to the Management Committee by no later than November 1, 1997 for calendar year 1998.

         "Member-Funded Debt" shall mean any non-recourse debt of the Company which is loaned or guaranteed by any Member and/or is treated as Member non-recourse debt with respect to a Member under Treasury Regulations Section 1.704-2(b)(4).

         "Member Loan" shall mean any loan made by a Member to another Member pursuant to Section 5.3(b).

         "Members" shall mean Whitehall and WCPT (for as long as such Persons are still members of the Company), their successors and permitted assigns and any other members admitted to the Company in accordance with Article VIII.

         "Membership Unit" shall mean a fractional, undivided share of the Interest of all Members issued pursuant to Section 5.1(h) or Section 5.9 hereof. As of the Initial Closing Date, there shall be considered to be 5,000,000 Membership Units outstanding, with each Membership Unit representing a .00002% Percentage Interest in the Company. The Management Committee may create and authorize the issuance of new Membership Units and may designate one or more new classes of Membership Units and establish the designations, preferences and relative, participating, optional or other special rights, powers and duties of each class of Membership Units. The number of Membership Units owned by any Member may be expressed as such Member's Percentage Interest. The Membership Units are not intended to be characterized as "securities" for any purpose (including any securities laws).

         "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), secured by Company Assets, over the adjusted basis of such Company Assets which represents the minimum taxable gain which would be recognized by the Company if the non-recourse debt were foreclosed upon and the Company Assets were transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Treasury Regulations Section 1.704-1(b)(4)(iv). A Member's share of Minimum Gain shall be determined pursuant to the above-cited Treasury Regulations.

         "Necessary Expenditure" shall mean, (i) to the extent Available Cash is not sufficient to pay for any expenditure whether or not of a recurring nature
(x) that is necessary, in the reasonable discretion of either the Manager or Whitehall, to preserve or protect the assets of the Company, including, without limitation, real estate taxes, insurance payments, costs of restoring the assets of the Company after a casualty or condemnation thereof, costs of any capital expenditure necessary to protect the structural integrity of any asset of the Company or human health or safety, utility costs, costs of compliance with law, payments on or of contractual obligations and debts of the Company, tenant improvements and leasing commissions, or (y) that is required to effectuate or pay for any cost, expense or transaction provided for in an Approved Budget and (ii) to the extent Available Cash is not sufficient to repay the WRP Loans in full at maturity.

         "net equity" shall mean, with respect to an entity, the book value (before depreciation) of such entity's assets less the liabilities of such entity, and, with respect to any property, the book value (before depreciation) of such property less the liabilities with respect to such property.

         "New Member" shall mean any Member other than one of the Initial Members. Any New Member may be issued a new class of Membership Units with such classifications and designations as the Management Committee shall determine.

         "Non-Contributing Member" shall have the meaning set forth in Section 5.3.

         "Non-Triggering Party" shall have the meaning set forth in Section 8.2(a).

         "Notice of Conversion" shall mean a Notice of Conversion substantially in the form of Exhibit D.

         "Objection Notice" shall have the meaning set forth in Section 11.3(c).

         "Offer" shall have the meaning set forth in Section 8.2(b).

         "Office Property" shall mean any office building property, including, without limitation, a research and development facility or a mixed-use complex, not less than 40% of the rentable square footage of which is used for offices and/or research and development space.

         "Operational Decisions" shall have the meaning set forth in Section 3.4.B.

         "Organizational Document" of a Person shall mean (i) with respect to a corporation, such Person's certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person's authorized shares of capital stock, (ii) with respect to a partnership, such Person's certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests or (iii) with respect to a limited liability company, such Person's certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests.

         "Percentage Interest" shall mean the percentage interest listed for each Member in Section 5.1(h) as the same may be adjusted pursuant to the terms of Section 5.4 and Section 5.8.

         "Permitted Liens" shall mean (i) Liens for taxes and other similar charges not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (ii) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens; provided that such Liens secure only amounts not yet due and payable or amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, interfering with the ordinary conduct of business at the relevant property; (iv) leases or subleases granted to others, whether existing now or hereafter entered into, in the ordinary course of business; (v) any attachment or judgment lien, unless the judgment it secures shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after the expiration of any such stay and (vi) any Lien set forth on Schedule B (or any equivalent schedule) as an exception to the title insurance policies insuring the title of the Company or any of its Subsidiaries in and to the Properties.

         "Person" shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

         "Plan Asset Regulation" shall mean the Department of Labor Regulation ss. 2510.3-101, as amended.

         "Pledgee" shall have the meaning set forth in Section 8.1(b).

         "Profits" shall have the meaning set forth in Section 6.2(a).

         "Promote" shall mean the aggregate distributions that would be made to the Manager pursuant to Sections 7.1(b)(iii)(y), 7.1(b)(iv)(y), 7.1(c)(iii)(y) and 7.1(c)(iv)(y).

         "Property" and "Properties" shall have the meanings set forth in
Section 2.4(a).

         "Property Loan" shall mean any bridge, permanent or construction financing obtained by the Company or any of its Subsidiaries in accordance with the provisions hereof relating to one or more Properties which may be secured by a mortgage, or similar security in the nature of a mortgage, on such Properties, and which is to be entered into for the purpose of financing or refinancing the acquisition, construction, development, and/or operation of such Properties. The term "Property Loan" shall also include the Assumed Financing.

         "recapture income" shall have the meaning set forth in the Code and the applicable Treasury Regulations.

         "Required Committee Approval" shall mean, with respect to any Major Decision, the affirmative approval of no fewer than two Committee
Representatives appointed by each Appointing Member, and with respect to any Operational Decision, the affirmative approval of no fewer than one Committee Representative appointed by each Appointing Member.

         "Rights" shall mean any rights, options, warrants or convertible or exchangeable securities (or instruments exchangeable or convertible into any of the foregoing) that in any case entitle the holder to subscribe for or purchase or otherwise receive one or more Shares or any other securities or property of WCPT.

         "Sales Notice" shall have the meaning set forth in Section 8.2(a).

         "Sales Response Notice" shall have the meaning set forth in Section 8.2(c).

         "700 Atrium Purchase Contract" shall mean the Purchase Contract between S/A - 700 Atrium Drive Limited Partnership and WHMAB Real Estate Limited Partnership, dated as of June 30, 1997.

         "Share" shall mean a share of beneficial interest (or other comparable equity interest) of WCPT. If there is more than one class or series of Shares, the term "Shares" shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Membership Interests for which the reference to Shares is made.

         "Shares Amount" shall mean a number of Shares equal to the product of the number of Membership Units offered for conversion times the Conversion Factor; provided that, if WCPT, at any time, issues any Rights to the holders of Shares, then the Shares Amount shall also include such Rights that a holder of that number of Shares would have been entitled to receive.

         "Specified Conversion Date" shall mean the tenth Business Day after receipt by WCPT of a Notice of Conversion.

         "Subsidiary" shall mean any Person more than 50% owned, directly or indirectly, by the Company and over which the Company has management control. No Subsidiary may be a corporation without the consent of the Management Committee. As of the date of the Initial Closing, "Subsidiary" shall mean WEL/WH Point View/1800 Valley, L.L.C., WEL/WH 1700 Valley, L.L.C., WEL/WH Chatham, L.L.C., WEL/WH Greenbrook, L.L.C., WEL/WH 1275 K Street, L.L.C., WEL/WH 345 ATR, L.L.C. and WEL/WH 700 ATR, L.L.C.

         "Substituted Member" shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 8.7.

         "Target Territory" shall mean the States of Connecticut, Massachusetts, New Jersey, New York and Virginia, the greater metropolitan region (including central business district and suburban markets) of Washington, D.C. and each other greater metropolitan region (including central business district and suburban markets) in which the Company and/or its Subsidiaries own one or more Office Properties having a total purchase price of $15 million in the aggregate.

         "Third Party" shall have the meaning set forth in Section 8.2(a).

         "Third Party Offer" shall have the meaning set forth in Section 8.2(f).

         "Third Party Offer Price" shall have the meaning set forth in Section 8.2(f).

         "Third Party Response Notice" shall have the meaning set forth in
Section 8.2(g).

         "Total Price" shall have the meaning set forth in Section 8.2(a).

         "Transfer" shall have the meaning set forth in Section 8.1(a).

         "Treasury Regulations" shall mean the regulations promulgated under the Code, as such regulations are in effect on the date hereof.

         "Triggering Party" shall have the meaning set forth in Section 8.2(a).

         "Warrant Agreement" shall mean the Warrant Agreement dated as of the date hereof between WRP and United States Trust Company of New York, as warrant agent.

         "WCPT" shall have the meaning set forth in the first paragraph of this Agreement.

         "WCPT Contributed Assets" shall have the meaning set forth in Section 5.1(d).

         "WCPT Current Owners" shall mean North American Medical Research Corp., Wellsford Wayne Corp., Wellsford Chatham Corp. and Wellsford Greenbrook Corp.

         "WCPT Properties" shall mean each of the real properties listed on Exhibit C-4.

         "Whitehall" shall have the meaning set forth in the first paragraph of this Agreement.

         "Whitehall Additional Contributed Assets" shall have the meaning set forth in Section 5.1(i).

         "Whitehall Additional Properties" shall mean each of the real properties listed on Exhibit B-5.

         "Whitehall Contributed Assets" shall have the meaning set forth in
Section 5.1(a).

         "Whitehall Current Owners" shall mean WHATR Real Estate Limited Partnership, WHPKS Real Estate Limited Partnership and WHMAB Real Estate Limited Partnership.

         "Whitehall Properties" shall mean each of the real properties listed on Exhibit B-4.

         "WRP" shall mean Wellsford Real Properties, Inc., a Maryland corporation.

         "WRP At-Market Shares" shall mean the shares of WRP issued to Whitehall pursuant to the WRP Letter Agreement in exchange for Membership Units owned by Whitehall.

         "WRP Letter Agreement" shall mean the letter agreement, dated as of the date hereof, between Whitehall and WRP concerning the conversion of Whitehall's Membership Units into WRP At-Market Shares.

         "WRP Loans" shall have the meaning set forth in Section 3.4.

         "WRP Shares" shall mean shares of common stock, $.01 par value per share, of WRP.

         "WRP Warrants" shall mean the warrants issued on the Initial Closing Date to Whitehall by WRP pursuant to the Warrant Agreement.

         1.2. Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the terms defined in this Article have the meanings assigned to them in this Article and include both the plural and the singular;

         (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

         (c) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation."


                                   ARTICLE II.

                          THE COMPANY AND ITS BUSINESS

         2.1. Company Name. The business of the Company shall be conducted under the name of "Wellsford/Whitehall Properties, L.L.C." in the State of Delaware and under such name or such assumed names as the Management Committee deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

         2.2. Term. The term of the Company will commence on the date of this Agreement and shall continue in full force and effect until December 31, 2045, unless sooner terminated or dissolved as hereinafter provided.

         2.3. Filing of Certificate and Amendments. The Manager shall (and shall have the power and authority to) execute and file the Certificate of Formation and any required amendments thereto and do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law and for enabling the Company or its Subsidiaries to conduct business in each jurisdiction where the Properties are located.

         2.4. Purpose and Business; Powers; Scope of Members' Authority. (a) The Company is organized primarily for the purpose of directly or indirectly acquiring, owning, financing, managing, maintaining, operating, improving, developing and selling real property (each real property owned by the Company or one of its Subsidiaries, together with all improvements thereon and personal property owned by the Company or its Subsidiary related thereto, a "Property," and all properties collectively, the "Properties"). After giving effect to the Closing, the Properties will be the real properties set forth on Exhibit B-4 and Exhibit C-4 and after giving effect to the Additional Closing, the Properties will be the real properties set forth on Exhibit B-4, Exhibit C-4 and Exhibit B-5. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company and its Subsidiaries, including, without limitation, full power and authority, directly or through its Subsidiaries, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any Property, and lease, sell, transfer and dispose of any Property. The Company will at all times operate in a manner so as to be exempt from the provisions of the Investment Company Act of 1940, as amended.

         (b) Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, any other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of the other Members or otherwise relating to any Property incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company as of the date of this Agreement or incurred thereafter pursuant to and as limited by the terms of this Agreement.

         2.5. Principal Office; Registered Agent. The principal office of the Company shall be 610 Fifth Avenue, New York, New York 10020. The Company may change its place of business to such location or locations as may at any time or from time to time be determined by the Management Committee. The mailing address of the Company shall be c/o Wellsford Commercial Properties Trust, 610 Fifth Avenue, New York, New York 10020, or such other address as may be selected from time to time by the Management Committee. The Company shall maintain a registered office at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the Company's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         2.6. Names and Addresses of Members. The names and addresses of the Initial Members are as follows:

              WHWEL Real Estate Limited Partnership
              c/o Whitehall Street Real Estate
                Limited Partnership VII
              85 Broad Street, 19th Floor
              New York, New York 10004
              Attention:  Chief Financial Officer

              Wellsford Commercial Properties Trust
              610 Fifth Avenue
              New York, New York 10020
              Attention:  President

         2.7. Pre-Closing Costs. Except as otherwise provided herein to the contrary, each of the Members will bear all costs and expenses incurred by such Member prior to the date hereof, including, without limitation, all costs and expenses (including transfer and recordation taxes with respect to properties transferred by such Member) relating to the contribution of assets to the Company in connection with the Closing.

         2.8. Post-Closing Receipts. (a) The Subsidiaries of the Company shall be entitled to receive, and WCPT shall pay to the Company if received by WCPT or any of its Affiliates, all income with respect to the WCPT Properties that is received on or after the Initial Closing Date which relates to any event or period after the Closing, provided that WCPT shall be entitled to receive, and the Company and its Subsidiaries shall pay to WCPT if received by any of them, all rents and other receivables with respect to the WCPT Properties owing by tenants or other Persons at the WCPT Properties which accrued prior to the Closing unless and to the extent any amounts are then due and payable by the payor of such income to the Company or one of its Subsidiaries on account of any period after the Closing and such payment is not specifically designated to be applied to amounts owing which relate to events or periods prior to the Closing.

         (b) The Subsidiaries of the Company shall be entitled to receive, and Whitehall shall pay to the Company if received by Whitehall or any of its Affiliates, all income with respect to the Whitehall Properties that is received on or after the Initial Closing Date which relates to any event or period after the Closing, provided that Whitehall shall be entitled to receive, and the Company and its Subsidiaries shall pay to Whitehall if received by any of them, all rents and other receivables with respect to the Whitehall Properties owing by tenants or other Persons at the Whitehall Properties which accrued prior to the Closing unless and to the extent any amounts are then due and payable by the payor of such income to the Company or one of its Subsidiaries on account of any period after the Closing and such payment is not specifically designated to be applied to amounts owing which relate to events or periods prior to the Closing.

         (c) The Subsidiaries of the Company shall be entitled to receive, and Whitehall shall pay to the Company if received by Whitehall or any of its Affiliates, all income with respect to the Whitehall Additional Properties that is received on or after the Additional Closing Date which relates to any event or period after the Additional Closing, provided that Whitehall shall be entitled to receive, and the Company and its Subsidiaries shall pay to Whitehall if received by any of them, all rents and other receivables with respect to the Whitehall Properties owing by tenants or other Persons at the Whitehall Additional Properties which accrued prior to the Additional Closing unless and to the extent any amounts are then due and payable by the payor of such income to the Company or one of its Subsidiaries on account of any period after the Additional Closing and such payment is not specifically designated to be applied to amounts owing which relate to events or periods prior to the Additional Closing.

         2.9. Prorations. (a) The agreed upon value of the assets contributed to the Company pursuant to Section 5.1(a) and (d) were derived taking into account capital expenditures incurred prior to the date hereof and without taking into account prorations for items that would customarily be pro rated between buyers and sellers of real estate.

         (b) On or before September 20, 1997, Whitehall and WCPT shall collectively determine and calculate, with respect to each Property, the apportionment of real estate taxes, utilities and other expense items (but not items of income, which are to be allocated as provided in Section 2.8) which are customarily apportioned between buyers and sellers of real estate (the "Closing Date Prorations").

         (c) On the first Business Day of October, 1997, with respect to each Property and with reference to the Initial Closing Date or Additional Closing Date, as appropriate, if (i) the Closing Date Proration shall be a credit to sellers of such Property, the Company shall remit to WCPT (if such Property is a WCPT Property) or to Whitehall (if such Property is a Whitehall Property or a Whitehall Additional Property) an amount equal to the Closing Date Proration or
(ii) the Closing Date Proration shall be a credit to the buyer of such Property, WCPT (if such Property is a WCPT Property) or Whitehall (if such Property is a Whitehall Property or a Whitehall Additional Property) shall remit to the Company an amount equal to the Closing Date Proration.

         (d) If the first Business Day of October, 1997, shall occur before the tax rate or the assessed valuation of any Property is fixed for the then current year, the apportionment of taxes to be made pursuant to this Section 2.9 shall be made upon the basis of the tax rate for the preceding year applied to the latest assessed valuation (or upon the best estimate available). Subsequent thereto, when the actual tax assessment is fixed, the parties hereto agree to adjust such proration.

         (e) Notwithstanding anything to the contrary contained herein, the unfunded tenant improvement allowances and outstanding brokerage commissions relating to certain Whitehall Properties, as set forth on Schedule 2.9 hereto, shall be payable by, and be the responsibility of, the party set forth in such Schedule. To the extent that the Company pays any of such amounts for which Whitehall is the responsible party (as set forth on Schedule 2.9), Whitehall shall promptly reimburse the Company therefor without any increase in its Capital Account, Percentage Interests or Membership Units.

         (f) No amounts paid pursuant to this Section 2.9 or Section 2.8 above by or to WCPT, Whitehall, the Company or any Subsidiary of the Company shall in any way affect the Capital Account or Percentage Interest of any Member or the number of Membership Units owned by any Member.


                                  ARTICLE III.

                         MANAGEMENT OF COMPANY BUSINESS;
                            POWERS AND DUTIES OF THE
                            MANAGER; MAJOR DECISIONS

         3.1. Management and Control.

         (a) Except as otherwise specifically set forth in this Agreement, including, without limitation, Sections 3.1(c), 3.2, 3.3, 3.4, 3.5 and 3.6, the Manager shall have the right, power and authority to conduct the business and affairs of the Company (whether for the Company itself or where the Company is acting in its capacity as a direct or indirect member, partner or owner of any Subsidiary) and to do all things necessary to carry on the business of the Company, and is hereby authorized to take any action of any kind and to do anything and everything the Manager deems necessary or appropriate in accordance with the provisions of this Agreement and applicable law. The Manager shall have the authority to carry out the Business Plan approved by the Management Committee for each Property subject to the limitations therein and in the Approved Budget.

         (b) As long as WCPT shall be the Manager, WCPT agrees to cause experienced and qualified personnel of WCPT to supervise the business of the Company and to devote such time to the business of the Company and its

Subsidiaries as may be necessary to carry out the business and purpose of the Company and its Subsidiaries in a prudent and efficient manner.

         (c) The Manager shall not, without the prior approval of the Management Committee, take any action on behalf of or in the name of the Company (whether for the Company itself or where the Company is acting in its capacity as a direct or indirect member, partner or owner of any Subsidiary), or enter into any commitment or obligation binding upon the Company, except for (i) actions authorized under this Agreement and (ii) actions authorized by the Members or the Management Committee in the manner set forth herein. The Manager shall indemnify and hold harmless the Company, its Subsidiaries and the Members and their Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to reasonable attorneys' fees) arising, directly or indirectly, in whole or in part, out of any breach of the provisions of this Section 3.1(c) by the Manager or its Affiliates.

         (d) The Management Committee shall have the full and exclusive right, power and authority to act on behalf of the Company (whether the Company is acting in its own behalf or in its capacity as a direct or indirect member, partner or owner of any Subsidiary) to the extent provided herein, including, without limitation, Sections 3.4, 3.5 and 3.7.

         3.2. Enumeration of Specific Duties. (a) Subject to the other provisions of this Article III, the Manager shall have the right, power, authority and (to the extent there are available funds from the Company or the appropriate Subsidiary) duty, all at the Company's expense, to manage the day-to-day business of the Company and the Subsidiaries and to implement the decisions made and the actions authorized for and on behalf of the Company by the Management Committee, including, without limitation, all of the following:

              (i) applying for and using diligent efforts to obtain any and all necessary consents, approvals and permits required for the occupancy and operation of each Property;

             (ii) supervising and managing the performance of all contractors performing work (including construction) including direct observation, inspection and supervision during the progress thereof; making final inspection of the completed work and approving bills for payment; obtaining the necessary receipts, releases, waivers, discharges and assurances to keep each Property free from mechanics' and materialmen's liens and other claims;

            (iii) paying, before delinquency and prior to the addition of interest or penalties, all taxes, assessments and other impositions applicable to each Property and other assets owned by the Company, and undertaking any action or proceeding seeking to reduce such taxes, assessments or other impositions;

             (iv) procuring all necessary insurance to the extent available at commercially reasonable rates for the Company and its Subsidiaries in accordance with the Insurance Program adopted by the Company from time to time pursuant to clause (b) of the definition of "Operational Decision" set forth in Section 3.4.B. below (provided that the Manager shall increase any insurance coverage carried by the Company and its Subsidiaries or procure any additional insurance coverage (whether or not provided for in the

     Insurance Program) if required under the terms of any Property Loan or if requested to do so by the Management Committee to the extent it is commer-cially reasonable to do so); causing the Members to be named as additional insureds on all liability policies maintained by the Company and its Subsidiaries; delivering to the members of the Management Committee copies of all insurance policies maintained by the Company and its Subsidiaries from time to time, including renewals or replacements of any expiring policies prior to the expiration thereof;

              (v) verifying that appropriate insurance (including any required by the terms of any Property Loan) is maintained by each contractor performing work on a Property;

             (vi) executing and delivering leases and other legal documents necessary to carry out the business of the Company (which legal documents shall have first been approved by the Management Committee if its approval is required pursuant to this Agreement, including, without limitation,
     Section 3.4 below) provided that, the Management Committee shall be deemed to have approved the legal documents and tenants in respect of the leases described on Schedule 3.2(a)(vi);

            (vii) demanding, receiving, acknowledging and instituting legal action for recovery of any and all revenues, receipts and considerations due and payable to the Company, in accordance with prudent business practices;

           (viii) keeping all books of account and other records of the Company and delivering all reports in the manner provided in Article XI below and maintaining (or causing to be maintained) books of account and other records of the Subsidiaries separate and distinct from the books and records of the Company;

             (ix) maintaining all funds of the Company in a Company bank account in the manner provided in Article XI below, which funds shall not be commingled with the funds of the Subsidiaries or any other Person, conducting any and all banking transactions on behalf of the Company and adjusting and settling checking, savings, and other accounts with such institutions as the Management Committee shall deem appropriate;

              (x) delivering to the Management Committee members copies of any notices received from lenders, or other persons with whom the Company has material contractual obligations, alleging any material deficiencies or defaults by the Company under the said contractual arrangements;

             (xi) protecting and preserving the title and interests of the Company (and its Subsidiaries) in the Properties and all other assets of the Company, including keeping each Property and all other assets of the Company free from mechanics' and materialmen's liens;

            (xii) coordinating the defense of any claims, demands, suits or legal proceedings made or instituted against the Company (or its Subsidiaries) or the Members (as members of the Company) by other parties, through legal counsel for the Company engaged in accordance with the terms of this Agreement; giving the members of the Management Committee prompt notice of the receipt of any material claim or demand or the commencement of any suit or legal proceeding and, upon request, promptly providing the members of the Management Committee all information relevant or necessary thereto;

           (xiii) monitoring and complying with (A) the terms and provisions of any restrictive covenants or easement agreements affecting any Property or any portion thereof, and any and all contracts entered into or assumed by the Company (or its Subsidiaries), including, without limitation, the exceptions noted in any title policy and (B) the terms and provisions of any note, mortgage and other loan documents assumed or executed by the Company, including any Property Loan documents;

            (xiv) coordinating the marketing and leasing of each Property;

             (xv) paying (or causing to be paid), prior to delinquency, all insurance premiums, debts and other obligations of the Company and its Subsidiaries, including amounts due under any loans to the Company or its Subsidiaries and costs of construction, operation and maintenance of each Property;

            (xvi) at Company expense (except as otherwise provided herein) and subject to the provisions of this Agreement, operating, maintaining and otherwise managing each Property in an efficient manner and at all times maintaining an organization sufficient to enable it to carry out all of its duties, obligations and functions as Manager under this Agreement, and rendering advice concerning sales and rental values in the manner set forth in this Agreement;

           (xvii) during the term of this Agreement, complying with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering any Property, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to any Property and the operation and management thereof, and, when appropriate and prudent to do so, contesting the validity or application of any such law, ordinance, order, rule, regulation or requirement;

          (xviii) performing all other services reasonably necessary or required for the ownership, development, maintenance, marketing and operation by the Company or its Subsidiaries of each Property or otherwise required to be performed by the Manager pursuant to this Agreement and not otherwise prohibited hereunder;

            (xix) requesting the Management Committee's consent to any matter which the Company (or any Subsidiary) has the right to consent to, waive or approve under or with respect to the partnership agreement or other governing instrument of any Subsidiary to the extent such matter would require the approval or consent of the Management Committee hereunder;

             (xx) delivering to each member of the Management Committee promptly upon its receipt, copies of all (1) material summonses and complaints served on the Company or any Subsidiary, (2) notices of default on any loan or other indebtedness of the Company or any material contract to which the

     Company or any Subsidiary is a party and (3) notices of the incurrence of or discovery by the Manager of any Lien against any Property (other than a Permitted Lien);

            (xxi) executing on behalf of the Company and filing the certificate of formation, certificate of limited partnership or certificate of incorporation for any Subsidiary of the Company (the formation of which has been approved by the Management Committee) and any required amendments thereto and executing the operating company agreement or limited partnership agreement or adopting by-laws of any such Subsidiary and any required amendments thereto to the extent the operative provisions of such agreement or by-laws or amendment has been approved by the Management Committee; and doing all other acts requisite for the constitution of such Subsidiary pursuant to the laws of the State of Delaware or any other applicable law and for enabling such Subsidiary to conduct its business in each jurisdiction where the Properties are located; and

           (xxii) taking any action directed by the Management Committee (as evidenced by a written consent thereof).


         (b) The Manager shall devote such time to the Company, its Subsidiaries and their respective businesses as shall be reasonably necessary to conduct the business of the Company and its Subsidiaries in an efficient manner and to carry out the Manager's responsibilities set forth in this Agreement. The Manager shall act and carry out its duties hereunder with reasonable diligence and in a prompt and businesslike manner, exercising such care and skill as a prudent property manager with sophistication and experience in managing and developing real estate assets like the Properties would exercise in dealing with its own property. Provided that the Manager satisfies the standard of care, skill and performance set forth in this paragraph (b), the Manager shall not be deemed to be in default of its duties under this Section 3.2 with respect to its acts or omissions in carrying out such duties.

         3.3. No Authority to Hire Employees. The Company shall have no employees and the Manager shall have no authority to hire any employees of the Company. The Manager shall at its own expense (subject to reimbursement as otherwise specifically provided in this Agreement) maintain an organization sufficient to enable the Manager to carry out all its duties, obligations and functions hereunder. Without limiting the generality of the foregoing, the Manager shall maintain, at the Company's (or the applicable Subsidiary's) expense, workers' compensation insurance, employer's liability insurance, fidelity bonds for employees with authority to sign checks or make withdrawals from Company and/or Subsidiary bank accounts, and other appropriate insurance insuring the Company (and each Subsidiary) against any loss due to embezzlement or other dishonest acts or errors or omissions of any employees of the Company, the Manager or any of its Affiliates.

         3.4. Decisions Requiring Approval of the Management Committee. Notwithstanding anything to the contrary in this Agreement, no act shall be taken, sum expended, decision made or obligation incurred by the Company (in its own behalf or in its capacity as a member, partner or other equity holder of any Subsidiary) or the Manager with respect to a matter within the scope of any of the Major Decisions or Operational Decisions, unless and until the Required Committee Approval shall have been obtained pursuant to and in accordance with this Section 3.4 and Section 3.5. The provisions of this Agreement relating to the management and control of the business and affairs of the Company shall also be construed to be fully applicable to the management and control of each Subsidiary and any and all matters listed in part A below in this Section 3.4 shall constitute Major Decisions for purposes hereof whether such matter relates to the Company or any Subsidiary of the Company and any and all matters listed in part B below in this Section 3.4 shall constitute Operational Decisions for purposes hereof whether such matter relates to the Company or any Subsidiary of the Company. In the event of any need for consent of the Management Committee to any Major Decision or Operational Decision, the Manager shall make such request of the Management Committee in writing and shall provide each member of the Management Committee with any information reasonably necessary for the Management Committee to make an informed decision. The Manager shall use its reasonable efforts to keep the Management Committee informed of the status of any matter regarding which the Manager intends to request the Management Committee's consent under this Section 3.4.

      A.  The "Major Decisions" are:

          (a) altering the nature of the business of the Company or its Subsidiaries from the businesses permitted by Section 2.4(a);

          (b) taking any action in contravention of, amending, modifying or waiving, the provisions of this Agreement or the Certificate of Formation, or taking any action in contravention of, amending, modifying or waiving the provisions of any Organizational Documents for any Subsidiary;

          (c) making a Capital Call except as permitted by Section 5.2;

          (d) instituting proceedings to adjudicate the Company or any Subsidiary a bankrupt, or consent to the filing of a bankruptcy proceeding against the Company or any Subsidiary, or file a petition or answer or consent seeking reorganization of the Company or any Subsidiary under the Federal Bankruptcy Act or any other similar applicable federal or state law, or consent to the filing of any such petition against the Company or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or any Subsidiary or of its property, or make an assignment for the benefit of creditors of the Company or any Subsidiary, or admit the Company's or any Subsidiary's inability to pay its debts generally as they become due;

          (e) extending the term of the Company or any of its Subsidiaries beyond December 31, 2045;

          (f) approving any Annual Capital Budget, Annual Operating Budget or Business Plan or modifying (or deviating from) any of the foregoing except to the extent the Manager is so permitted by this Section 3.4;

          (g) establishing any reserve for the Company in excess of $1 million (less any reserves held by the Company's Subsidiaries other than Property-level reserves) or establishing any Property-level reserves in excess of 0.5% of the book value of the applicable Property (before depreciation);

          (h) selecting or varying depreciation and accounting methods which would have a material effect on the income, loss, gain or deduction of the Company or any of its Subsidiaries and making any other decisions or elections with respect to federal, state, local or foreign tax matters or other financial purposes;

          (i) except as WCPT and Whitehall are each permitted by Section 8.2 hereof, directly or indirectly selling, transferring, assigning, hypothecating, pledging or otherwise disposing of all or any portion of any Property or any Subsidiary or any interest in any of the foregoing;

          (j) extending credit, making loans or becoming or acting as a surety, guarantor, endorser or accommodation endorser (or materially modifying any obligations relating to the foregoing), except in connection with negotiating checks or other instruments received by the Company (or any Subsidiary) and except for immaterial amounts in the ordinary course of business;

          (k) selecting the Company's or any Subsidiary's accountants and independent auditors (unless such accountants or auditors are Ernst & Young); and approving financial statements prepared by the Company's or any Subsidiary's auditors;

          (l) making or agreeing to any material changes to the zoning of any Property; and approving the material terms and provisions of any material restrictive covenants or easement agreements (other than utility easements or other non-material easements necessary for the operation or development of a Property) or any material documents establishing a cooperative, condominium or similar association or related entity affecting any Property or any portion thereof;

          (m) obtaining financing or refinancing for, or otherwise incurring any Indebtedness or issuing any debt or equity securities (including Back-to-Back Debt) of, the Company (or any Subsidiary) or any assets of the Company (or any Subsidiary) including, without limitation, any Property Loan and any financing of the operations of the Company (or any Subsidiary), except for unsecured loans for working capital specifically set forth in an Approved Budget; placing or suffering of any other Lien or encumbrance (other than leases permitted under paragraph (a) of the definition of "Operational Decision" in this Section 3.4) on or affecting any Property or any portion thereof or any other material property or asset owned by the Company (or any Subsidiary) or selling any debt securities of the Company or any Subsidiary in a public or private offering or otherwise (or taking any action which has substantially the same effect or commits the Company or any Subsidiary to any of the foregoing); approving any document (including any amendment, supplement or other modification) containing or evidencing any material modification of any term of any such financing, refinancing or encumbrance which was previously approved by the Management Committee; and approving the terms of a workout of any such financing or refinancing with the lender thereof;

          (n) approving the admission to the Company of a successor or a New Member or removing any Member, designating or approving the classification of any new class of Membership Units issued to a New Member (and establishing the designations, preferences and relative, participating, optional or other special rights, powers and duties of each class of Membership Units) or approving the admission to any Subsidiary of a successor or an additional partner or member or other equity owner;

          (o) terminating and dissolving the Company (or causing or consenting to any such action relating to a Subsidiary) except in accordance with
      Article X below;

          (p) acquiring any land or other real property or any interest therein;

          (q) making or approving any material change or modification to the Marketing Plan applicable to any Property, it being agreed that it shall not be deemed to be material if the proposed change (i) was necessitated by the occurrence of an event which was not in the control of the Manager,
      (ii) relates to a non-discretionary expenditure (e. g., taxes, utilities or insurance) or (iii) would not cause either (1) more than a 5% increase in expenditures or decrease in revenues from the line item in question set forth in the Approved Budget (taking into account all other changes affecting such line item during the same Budget Year not previously approved by the Management Committee); provided that, the amount of such increase or decrease (together with all prior increases in expenditures and decreases in revenues in such Approved Budget) shall not exceed 2% of the total expenditures or revenues, as the case may be, in the Approved Budget or (2) any Property Loan to be in default;

          (r) modifying the material terms of (i) any loan documentation or (ii) any other material agreement after the same has been approved by the Members or the Management Committee (but only in the case of clause (ii) if the consent of the Management Committee shall have been required as a condition to the Manager's executing such other material agreement);

          (s) except as WCPT and Whitehall are each permitted by Section 8.2, approving or entering into an Extraordinary Transaction with respect to the Company or any Subsidiary or causing the Company (or any Subsidiary) to sell ownership interests or other securities in a public or private offering or otherwise (or taking any action which has substantially the same effect or commits the Company or any Subsidiary to do any of the foregoing);

          (t) taking any action or giving or withholding any consent, waiver or approval or exercising any right that is specifically delegated to or requires the approval of the Management Committee pursuant to the terms of this Agreement; or

          (u) forming any subsidiary of the Company.

         Notwithstanding anything herein to the contrary, (i) the loans being made and to be made by WRP to the Company (the "WRP Loans") pursuant to the loan documents being entered into simultaneously herewith and said loan documents shall be deemed to have been approved by the Management Committee and (ii) the assumption of the Assumed Financing by the Company and the execution and delivery by the Company of the documentation related thereto shall be deemed to have been approved by the Management Committee. In addition, without the consent of the Management Committee, either of the Initial Members may elect to extend the WRP Loans in accordance with the terms for their Extension Period (as defined in the loan documents evidencing the WRP Loans) and in such instance,

WCPT shall have the sole and exclusive right (and is hereby directed) to execute, deliver and perform such mortgages and other documents and take such other actions as may be required pursuant to the loan documents evidencing the WRP Loans.

      B.  The "Operational Decisions" are:

          (a) executing, modifying, accepting the surrender of or terminating any lease or other arrangement involving the rental, use or occupancy of any Property or any part thereof, except in accordance with the applicable Leasing Plan; provided, however, that the Manager may modify a lease of all or any portion of any Property if such lease would still satisfy the applicable Leasing Plan as modified; and provided further, however, that the Manager may terminate any lease (and bring eviction and legal proceedings against the tenant thereunder) where the tenant has defaulted in its rent payments or is otherwise in material default;

          (b) approving an insurance program for the Company (and its Subsidiaries) and each Property (the "Insurance Program");

          (c) retaining legal counsel for the Company (or its Subsidiaries) in connection with any major financing or other capital event (including a merger, combination or public offering of the Company);

          (d) taking any action in respect of any Property relating to environmental matters other than to obtain environmental studies and reports and conduct (or arrange for) evaluations and analyses thereof and other than to remediate any environmental contamination or other similar matters as required by law if the cost of such remediation would not exceed $250,000;

          (e) settling an insurance claim or condemnation action involving a claim in excess of Five Hundred Thousand Dollars ($500,000) or which, when added to all other insurance or condemnation claims during a single calendar year, exceeds One Million Dollars ($1,000,000);

          (f) unless required pursuant to the terms of any ground lease or mortgage encumbering any Property, deciding whether to repair or rebuild in case of material damage to any of the improvements on such Property, or any part thereof, arising out of a casualty or condemnation (except such emergency repairs as may be necessary to protect such Property);

          (g) making any expenditure or incurring any cost or obligation which, when added to any other expenditure, cost or obligation of the Company (or its Subsidiaries, as the case may be), either exceeds the applicable Approved Budget applicable to the Budget Year when such expenditure was made or cost or obligation was incurred or exceeds any line items specified in such Approved Budget; provided, however, that the Manager may, without the approval of the Management Committee, make expenditures or incur obligations in excess of an Approved Budget if (i) the making of such expenditure or incurrence of such obligation either (1) was necessitated by the occurrence of an event which was not in the control of the Manager or (2) relates to a non-discretionary expenditure (e.g., taxes, utilities and insurance), (ii) such expenditure or obligation is within a 5% variance from the line item in question set forth in such Approved Budget (taking into account all other expenditures in excess of such line item during the same Budget Year not previously approved by the

          Management Committee) and the amount of all variances for such Budget Year (including the pending variance) would not exceed 5% of the total expenditures in the Approved Budget and (iii) such expenditure or obligation would not cause the applicable Property Loan, if any, to be in default;

          (h) giving or withholding any consent, waiver or approval or exercising any right that the Company (or any Subsidiary) has the right to give, withhold or exercise under or with respect to the Organizational Document of any Subsidiary to the extent that the Management Committee would have the right to approve, consent or exercise rights hereunder regarding such matter;

          (i) entering into any property management, leasing, development or similar agreement.

         3.5.  Management Committee.

         (a) A committee consisting of the Committee Representatives (the "Management Committee") is hereby established and is granted the sole and exclusive right, power and authority to make all Major Decisions and Operational Decisions on behalf of the Company and its Subsidiaries, and is hereby authorized to designate an authorized signatory to execute and deliver on behalf of the Company (or to cause the Manager to so execute and deliver) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Management Committee deems necessary or appropriate relating to Major Decisions and Operational Decisions.

         (b) The Manager shall cause such reports as the Management Committee shall reasonably request to be prepared and delivered on a timely basis to the members of the Management Committee. Unless and until a new Approved Budget shall be established, the Company shall operate under the most recent Approved Budget. The Manager may from time to time submit amendments to any Business Plan for the approval of the Management Committee. The Management Committee will meet promptly after the submission of a Business Plan or proposed amendment thereto with the object of reaching some conclusion thereon within not later than thirty
(30) days after the submission of the same.

         (c) (i) Four (4) Committee Representatives shall be appointed by each of Whitehall and WCPT (each in such capacity, an "Appointing Member") and each Committee Representative shall serve at the pleasure of the Appointing Member that appointed such Committee Representative. The Management Committee shall at all times consist of the Committee Representatives appointed by the Appointing Members. Whitehall shall cease to be an Appointing Member if it no longer owns Membership Units and/or Shares having an aggregate original cost or fair market value, whichever is greater, of at least $10 million (unless, at such time, the aggregate cost or fair market value, whichever is greater, of WRP's Shares and/or Membership Units (excluding Membership Units owned through WCPT) is also less than $10 million); in which case, all decisions, consents and approvals to be made or given by the Management Committee or the Manager hereunder shall be made exclusively by WCPT. If WRP no longer owns Shares and/or Membership Units (excluding Membership Units owned through WCPT) having an aggregate original cost or fair market value, whichever is greater, of at least $10 million (unless, at such time, the aggregate cost or fair market value, whichever is greater, of Whitehall's Membership Units and Shares is also less than $10 million) then all decisions, consents and approvals to be made or given by the Management Committee or the Manager hereunder described in Section 3.4(1)(i), (m), (p), (r) and (s) shall be made exclusively by Whitehall.

         (ii) Each Appointing Member shall have the power to remove any Committee Representative appointed by it and simultaneously to appoint a replacement Committee Representative by delivering notice to the Company and to the other Appointing Member 5 Business Days in advance of such removal and appointment. Vacancies on the Management Committee shall be filled by the Appointing Member that appointed the Committee Representative previously holding the position which is then vacant. Each Appointing Member agrees that its appointed Committee Representatives shall have the authority to act on such Appointing Member's behalf to effectuate the purposes of this Agreement and to execute documents on its behalf (unless such Appointing Member provides to the other Appointing Members notice to the contrary), except that the Committee Representatives shall not have the authority to appoint successor Committee Representatives. Each Appointing Member's Committee Representatives shall have the right to rely on the authority of the other Appointing Members' Committee Representatives to act for its designating Appointing Member until such time as it receives written notice from such Appointing Members that a Committee Representative has been removed or its authority limited.

         (iii) The individuals appointed as Committee Representatives must always be Affiliates or employees of their respective Appointing Member or their respective Affiliates. Such individuals shall cease to be Committee Representatives and shall be immediately removed by their respective Appointing Member (or the other Appointing Member if such Appointing Member fails to do so) in the event such individuals cease to be so affiliated with their respective Appointing Member.

         (iv)  The initial Committee Representatives shall be as follows:

Whitehall:   Stuart M. Rothenberg, Steven M. Feldman, Ronald L. Bernstein and
             Todd A. Williams.

WCPT:        Jeffrey H. Lynford, Edward Lowenthal, Gregory Hughes and
             Richard Previdi.

         (d) The Management Committee shall act with respect to all matters (whether to approve any Major Decision and any Operational Decision or to exercise any other right (or to grant any consent or approval) accorded to the Management Committee hereunder) by Required Committee Approval. Each Committee Representative shall have one (1) vote on all matters that arise before the Management Committee. For avoidance of doubt and notwithstanding anything to the contrary herein, no matter may be approved and no action taken by the Management Committee without Required Committee Approval.

         (e) (i) The Management Committee shall meet regularly not less often than quarterly, unless the Appointing Members jointly agree that the meeting is unnecessary or that a different schedule is appropriate. Special meetings of the

Management Committee may be called by any Committee Representative on at least five (5) business days' prior written notice of time and place of such meeting; provided, however, that such notice requirement shall be deemed waived by any Committee Representative who is present at the commencement of any such special meeting. Regular and special meetings may be held at any place designated from time to time by the Manager, including meetings by telephone conference. Six (6) Committee Representatives (at least two of which shall have been appointed by each Appointing Member) shall constitute a quorum for Management Committee action with respect to any Major Decision and three (3) Committee Representatives (at least one of which shall have been appointed by each Appointing Member) shall constitute a quorum for Management Committee action with respect to any Operational Decision.

         (ii) Actions taken or approved by the Management Committee will be evidenced by a written resolution prepared within ten (10) business days of a meeting of the Management Committee by the Manager and approved in writing by the Committee Representatives who were present at such meeting and who adopted such resolutions.

         (iii) Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if a written consent setting forth the action so taken is signed by the Committee Representatives whose approval is required to constitute the Required Committee Approval. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of such Committee Representatives. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. Copies of all such written consents shall be sent to each Member.

         (iv) Each Committee Representative may authorize any other Committee Representative to act for him or her by proxy on all matters in which a Committee Representative is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Committee Representative. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Committee Representative executing it, such revocation to be effective upon the Company's receipt of written notice thereof.

         (v) All out-of-pocket expenses (including travel expenses) incurred by each of the Committee Representatives in connection with their service on the Management Committee shall be borne by the Company.

         3.6. Limited Authorization. Any provision hereof to the contrary notwithstanding, except for expenditures made and obligations incurred which were (i) previously approved by the Management Committee, (ii) included in an Approved Budget, or (iii) otherwise not required to be approved by the Management Committee in accordance herewith, the Manager shall have no authority to make any expenditure or incur any obligation or liability on behalf of the Company or any Subsidiary. The Manager shall not expend more than the amount which the Manager in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Company or any Subsidiary. The Manager shall not enter into any agreement or other arrangement for the furnishing to or by the Company or any Subsidiary of goods or services with itself or any Person that is an Affiliate of the Manager unless such agreement or arrangement has been approved by the Management Committee. Notwithstanding anything to the contrary contained herein, the Manager is hereby authorized to make expenditures for emergencies (not to exceed $100,000 per Property per Fiscal Year) to the extent necessary to protect a Property or the occupants thereof from damage or harm; provided that, the Manager notifies the Management Committee in writing of any such expenditure promptly after the incurrence thereof.

         3.7. Members Shall Not Have Power to Bind Company. No Member shall transact business for the Company nor shall any Member have the power or authority to sign, act for or bind the Company, all of such powers being vested solely and exclusively in the Manager and the Management Committee, provided that (i) each of Whitehall and WCPT, acting alone, shall have the authority to sell or cause the sale of Properties, Subsidiaries of the Company and/or the Company itself as set forth in Section 8.2, (ii) Whitehall, acting alone, shall have the authority to sell or cause the sale of Properties, Subsidiaries of the Company and/or the Company itself as set forth in Sections 8.2 and 9.1, and
(iii) Whitehall shall have the right to appoint a new Manager as provided in
Section 9.1.

         3.8. Status as "Operating Company"; Participation in Management by Members. The Company intends to operate its business in a manner so as to qualify as an "operating company" for purposes of ERISA and the Plan Asset Regulation. For purposes of ERISA and the Plan Asset Regulation, the Management Committee is intended to be the functional equivalent of a board of directors of a corporation incorporated under the laws of the State of Delaware. Each Initial Member that has the right to appoint a Committee Representative to the Management Committee shall have the right, directly or through its Committee Representative on the Management Committee, to participate substantially in the management and conduct of the Company (both in the Company's own behalf and in the Company's capacity as the controlling member or partner in the Subsidiaries). The Manager shall from time to time meet with the members of the Management Committee to discuss the business and affairs of the Company or to discuss any particular matter requested by a member of the Management Committee.


                                   ARTICLE IV.

                          RIGHTS AND DUTIES OF MEMBERS

         4.1. Use of Company Property. No Member shall make use of the funds or property of the Company or any Subsidiary, or assign its rights to specific Company property except as otherwise specifically permitted by this Agreement. The Manager and the Management Committee can make use of the funds or property of the Company or any Subsidiary but only for the business or benefit of the Company.

         4.2. Exclusivity; Other Activities of the Members. (a) Notwithstanding anything else to the contrary herein, until such time as Whitehall no longer owns Membership Units and/or Shares having an aggregate original cost or fair market value, whichever is greater, of at least $10 million neither WCPT nor any of its Affiliates (including WRP) may make any investment in or otherwise acquire or own, directly or indirectly, any Office Property located in North America, except through its Interest in the Company or as specifically set forth in Section 4.2(b), (c) and (d). Once the book value (before depreciation) of the Company's assets reaches $750,000,000, neither WCPT nor any of its Affiliates shall be entitled to make any investment pursuant to Section 4.2(b). For purposes of the first sentence of this Section 4.2(a), the direct or indirect

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


ownership by WCPT or any of its Affiliates (including WRP) of any indebtedness or debt security which (i) is secured by one or more Office Properties, and (ii) when added to any senior and pari passu debt secured by such Office Property, had a loan-to-value ratio in excess of ninety percent (90%) at the time of origination shall constitute ownership of an Office Property by WCPT and a breach of this Section 4.2(a). WCPT acknowledges that this covenant is a material inducement to Whitehall entering into this Agreement and that a breach of this covenant shall constitute a material breach of this Agreement entitling Whitehall to exercise the remedies provided elsewhere in this Agreement and at law.

         (b) At any time after the first anniversary of the Initial Closing Date, an Affiliate of WCPT (including WRP) may acquire and own an Office Property if, and only if each of the following conditions are satisfied: (i) such Office Property is not located within the Target Territory, (ii) a property manager is hired by WRP or its Affiliate (other than WCPT) to manage the day-to-day operations at such Office Property, (iii) the net equity value of such Office Property plus the aggregate net equity value of all other Office Properties acquired by all such Affiliates pursuant to this Section 4.2(b) (determined at the time of acquisition) does not exceed the lesser of 25% of the net equity value of WCPT and 25% of the net equity value of WRP, (iv) WCPT or its Affiliate, as the case may be, shall have first offered the opportunity to acquire such Office Property to the Company in accordance with subparagraph (e) below and the Company shall have declined such opportunity in accordance therewith, (v) an Affiliate of WRP other than WCPT with its own corporate staff and acquisition personnel (distinct from the Company's) is established to acquire and own such Office Property, and (vi) the Company has not previously achieved a book value (before depreciation) of $750,000,000 or more.

         (c) If the Company has first been offered the opportunity, pursuant to subparagraph (e) below, to purchase an interest in the Office Property known as "First Canadian Place" located in Toronto and has declined such opportunity, an Affiliate of WCPT may purchase such Office Property as long as the conditions set forth in clauses (ii) and (v) of subparagraph (b) above are satisfied.

         (d) If WCPT or its Affiliate shall have offered the opportunity to acquire Office Properties in accordance with subparagraph (e) below and the Committee Representatives appointed by Whitehall shall have declined not less than five of such opportunities each having a purchase price of at least $15 million individually at any time since the later of (x) the first anniversary of the Initial Closing Date and (y) the date twelve months prior to the date of determination, then at any time thereafter (i) an Affiliate of WCPT (but not WCPT itself) may acquire Office Properties that have been offered to the Company pursuant to subparagraph (e) and declined by the Committee Representatives appointed by Whitehall and (ii) either party may trigger the provisions of
Section 8.2(l).

         (e) If an Affiliate of WCPT (including WRP) wishes to make any investment in or otherwise acquire or own, directly or indirectly, any Office Property prior to the end of the term of this Agreement, then in such instance, WCPT shall provide written notice of such investment opportunity (an "Investment Notice") to each Committee Representative appointed by Whitehall. WCPT shall promptly provide to the Committee Representatives appointed by Whitehall all such information and copies of documents in WCPT's (or its Affiliate's) possession or reasonably available to WCPT (or its Affiliate) concerning any such Office Property. At the request of any Committee Representative appointed by Whitehall, WCPT shall deliver to Whitehall copies of all additional information and documents concerning such Office Property which are reasonably available to WCPT and are reasonably necessary for Whitehall to evaluate whether such Office Property is a suitable and desirable investment for the Company or one of its Subsidiaries, including all third-party reports and internal analyses or investment memoranda. The additional information and documents required to be provided to Whitehall or its Committee Representatives pursuant to this Section 4.2(e) shall be provided at the Company's expense. An Affiliate of WCPT (including WRP) may proceed with the investment in or acquisition of such Office Property if, and only if, (i) such investment or acquisition is not prohibited by Section 4.2(a) and (ii) within 15 Business Days after WCPT's delivery of an Investment Notice, or within 10 Business Days after the delivery of an Additional Information Request (as defined below), WCPT shall not have received notice from any Committee Representative appointed by Whitehall that either (x) the investment in or other acquisition of the specified Office Property would be a desirable investment for the Company or one of its Subsidiaries or (y) it reasonably requires additional information to make the determination whether the investment in or other acquisition of the specified Office Property would be a desirable investment for the Company or one of its Subsidiaries (an "Additional Information Request"). No more than two (2) Additional Information Requests may be made with respect to any investment opportunity. The fact that any information or document contained in an Additional Information Request shall be subject to a confidentiality agreement pursuant to which such information or document may not be disclosed to Whitehall shall not render an Additional Information Request unreasonable for purposes of clause (y) of the immediately preceding sentence. If, within 30 days after delivery of an Additional Information Request which contains a request for one or more documents subject to a confidentiality agreement to which WCPT or one of its Affiliates is bound, either (i) an appropriate modification or waiver of the relevant confidentiality agreement is not obtained or (ii) the relevant part of the Additional Information Request is not rescinded by Whitehall in writing, neither WCPT nor any of its Affiliates may make any investment in or otherwise acquire any interest in the relevant Office Property.

         (f) If the Company or one of its Subsidiaries does not elect to invest in or otherwise acquire an interest in any Office Property in accordance with
Section 4.2 (e) and the financial terms of the transaction relating to such Office Property are later materially changed and, in the case of a change in financial terms, are expected to materially enhance the economic return of the Office Property, then the right of first refusal set forth in Section 4.2(e) shall again apply to such Office Property (it being understood that the economic return will be deemed to be "materially enhanced" in the event that either (i) the projected internal rate of return increases by at least one percent (1%) or
(ii) the projected gross profits increase by at least $500,000.00 over the expected life of the investment).

         (g) Except as contemplated by this Agreement, WCPT shall not directly or indirectly enter into or conduct any business or own any assets other than through its Interest in the Company and shall not incur any Indebtedness or other liabilities or issue any debt or equity securities or Rights whatsoever without the prior written consent of Whitehall; provided that, WCPT may (i) issue additional Shares to WRP if (x) all proceeds received by WCPT are contributed to the Company to fund a Capital Call issued in accordance with
Article V and (y) the price per Share paid in cash by WRP to WCPT is equal to the price per Membership Unit paid in cash by WCPT to the Company for such Capital Call and (ii) with the approval of Whitehall, issue Funding Debt if (x) the Company issues Back-to-Back Debt with identical terms to such Funding Debt and (y) all of the proceeds received by WCPT in connection with the issuance of such Funding Debt are used to purchase such Back-to-Back Debt. WCPT will not enter into a debt or equity financing unless, prior to entering into such financing, WCPT has first given the Company an opportunity to enter into such financing for the Company's account (rather than WCPT entering into such financing) substantially in the manner specified in Section 4.2(e).

         (h) Subject to this Section 4.2, each of WRP (but not WCPT), Whitehall and their respective Affiliates may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Company, the Members, the creditors of the Company or any other person having any interest in the Company shall have (i) any claim, right or cause of action against any of the Members or any other Person employed by, related to or in any way affiliated with, any of the Members by reason of any direct or indirect investment or other participation, whether active or passive in any such activity or venture or interest therein, or (ii) any right to any such activity or venture or interest therein or the income or profits derived therefrom. Notwithstanding anything to the contrary herein, neither Whitehall nor any of its Affiliates nor any Person related to or in any way affiliated with Whitehall shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any activity or venture or interest therein and, except as otherwise specifically set forth herein (including, without limitation, in Section 4.2), neither WCPT nor any of its Affiliates nor any other Person related to or in any way affiliated with WCPT shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any activity or venture or interest therein. In addition, in the event that Whitehall introduces any investment opportunity to the Company and the Management Committee declines such opportunity, Whitehall shall not in any way be restricted with respect to such opportunity.

         (i) Whitehall hereby agrees that, with respect to any Office Property that has previously been offered to the Company by WCPT (or its Affiliate) and that the Committee Representatives appointed by Whitehall disapproved pursuant to subparagraph (e) above, (x) neither Whitehall nor any of its Affiliates shall be permitted to make any investment in or otherwise acquire or own, directly or indirectly, such Office Property and (y) it shall keep confidential all information concerning such Office Property that WCPT (or its Affiliate) provided to Whitehall (or any of its Affiliates) to the extent that such information constitutes Confidential Information (as defined below). The covenant set forth in clause (y) in the immediately preceding sentence shall cease to be applicable to any information either to the extent it no longer constitutes Confidential Information or more than two years has elapsed since the date of delivery thereof to Whitehall or its Affiliates. For purposes of this subparagraph (i), "Confidential Information" shall include all information furnished to Whitehall and its Affiliates by or on behalf of WCPT and/or its Affiliates concerning an Office Property. Notwithstanding the foregoing, any such information shall not constitute "Confidential Information" to the extent it (i) is or becomes generally available to the public other than as a result of a disclosure by Whitehall or its Affiliate in contravention of this Agreement,
(ii) was already in the possession of Whitehall or its Affiliate prior to its disclosure to Whitehall or its Affiliate by or on behalf of WCPT or its Affiliate, (iii) is or becomes available to Whitehall or its Affiliate from a source (other than WCPT or its Affiliates) not bound, to the knowledge of Whitehall or its Affiliate, by any legal or other obligation prohibiting the disclosure of Confidential Information by such source to WCPT or its Affiliate or (iv) the Company or its Subsidiary acquires such Office Property.

         (j) Notwithstanding anything to the contrary set forth in this Agreement, WCPT or its Affiliates shall be entitled to acquire and own certain Office Properties (i) that may be acquired in connection with WRP's or its Affiliates' possible acquisition of a real estate company, which transaction has previously been identified to Whitehall or (ii) in accordance with the letter agreement dated the date hereof, among the Company, WCPT, Whitehall and WRP pursuant to which Affiliates of WCPT may make certain entity-level investments.

         4.3. Indemnification with Respect to the Manager. (a) None of the Manager, its Affiliates or their respective officers, directors, trustees, employees, representatives or agents (collectively, the "Indemnified Parties") shall be liable, responsible or accountable in damages or otherwise to the Company, any third party or to any Member for (i) any act performed or omission within the scope of the authority conferred on the Indemnified Party by this Agreement except for the gross negligence, fraud, breach of fiduciary duty or willful misconduct of any Indemnified Party in carrying out its obligations hereunder, (ii) the Indemnified Party's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or
(iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, each Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Indemnified Party in connection with such action, suit or proceeding) by virtue of its status as an Indemnified Party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct of any Indemnified Party; provided, however, that the Indemnified Parties shall not be so indemnified for any acts or omissions determined to be in contravention of this Agreement. The indemnification provided by this Section 4.3(a) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof.

         (b) The Manager shall indemnify and hold the Company and the Members harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorney's fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Company in connection with any action, suit or proceeding) resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct of the Manager.

         4.4. Compensation of Members and Affiliates. Until the earlier of (i) such time as Whitehall no longer owns Membership Units and/or Shares in WCPT having an aggregate original cost or fair market value, whichever is greater, of at least $10 million and (ii) such time as WCPT makes an initial public offering (and in connection with an initial public offering by WCPT), the Company agrees that, to the extent the Company seeks to retain an investment bank for any financial or related services with respect to actions of the Company (including an initial public offering by WCPT), the Company will retain Goldman, Sachs & Co. or one or more of its Affiliates to provide such services; provided, that the foregoing requirement shall not apply to the sale or financing of a single Property or to the sale or financing of Properties having an aggregate book value of less than $50 million. If Goldman, Sachs & Co. or such Affiliate agrees to accept any such engagement, Goldman, Sachs & Co. and/or such Affiliate shall be entitled to receive its customary indemnification, and fees and commissions at rates that are consistent with the then prevailing rates for such services charged by similar quality providers of such services, for acting in such capacity.

         4.5. Investment Representations. The Members each represent that they are acquiring their interests as Members for their own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and each agrees that it will not transfer, sell or dispose of all or any portion of, or offer to transfer, sell, or dispose of all or any portion of its interest as a Member, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any person or persons whomsoever, all or any portion of its Interest in any manner which would violate or cause the Company or any Member to violate applicable federal or state securities laws.

         4.6. Dealing with Members. The fact that a Member, an Affiliate of a Member or any officer, director, employee, partner, consultant or agent of a Member or an Affiliate of a Member, is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit the Company from employing such person, firm or corporation or from dealing with him or it on customary terms and at competitive rates of compensation, and neither the Company nor any of the Members shall have any rights in or to any income or profits derived therefrom.

         4.7. Designation of Tax Matters Member. The Manager, as long as it is a Member, shall act as the Tax Matters Member of the Company, as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Member shall not enter into an agreement with the IRS or any other taxing authority to extend the limitation period for assessment of any federal, state or local income, franchise or unincorporated business tax of any Member or owner thereof nor settle with the IRS or any other taxing authority to disallow deductions or increase income from this Company with respect to any Member, unless all of the Members shall have agreed thereto.


                                   ARTICLE V.

                          CAPITAL CONTRIBUTIONS, LOANS
                                 AND LIABILITIES

         5.1. Initial Capital Contributions and Capital Accounts of the Members.

         (a) On the Initial Closing Date, Whitehall shall contribute, or cause the contribution of, the following property to the Company (or one of its Subsidiaries) in exchange for the Membership Units specified in Section 5.1(h), all in accordance with Exhibit A:

              (i) the real property known as 1275 K Street which is more particularly described on Exhibit B-1, together with any and all improvements located thereon and the rights of the Whitehall Current Owners to any and all personal, tangible and intangible property located on or otherwise related to any Whitehall Property, including, without limitation, the property described on Exhibit B-2 but specifically excluding any such property described on Exhibit B-3;

             (ii) 100% of the legal and beneficial ownership of WHATR Real Estate Limited Partnership; and

            (iii) all right, title and interest of WHMAB Real Estate Limited Partnership in and under the 700 Atrium Purchase Contract (including, without limitation, the deposits made by purchaser thereunder prior to the Initial Closing).

             Upon the Closing, all liabilities and duties under the 700 Atrium Purchase Contract (other than as explicitly provided in the assignment agreement in respect thereof), including, without limitation, payment of the purchase price thereunder, will be borne solely by the Company and neither Whitehall nor WHMAB Real Estate Limited Partnership shall have any further liability or obligation with respect thereto.

         All of the foregoing property described in subclauses (i), (ii), and
(iii) above are herein referred to as the "Whitehall Contributed Assets".

         (b) The contribution by Whitehall to the Company (and/or one or more of its Subsidiaries) of the Whitehall Contributed Assets on the Initial Closing Date shall be made subject to the Assumed Financing and on the date of the Initial Closing, the Company and/or one or more of its Subsidiaries shall assume the Assumed Financing. Unless Whitehall and its Affiliates are unconditionally released from any obligations under the Assumed Financing, the Company shall indemnify and hold Whitehall and its Affiliates (as transferors and not as Members) harmless from and against any liability related to the Assumed Financing.

         (c) The Whitehall Contributed Assets have an agreed upon value, net of any distributions made to Whitehall contemporaneously with the Closing and net of the outstanding principal and accrued and unpaid interest of the Assumed Financing (calculated as of the Initial Closing Date) equal to Whitehall's Capital Account on the Initial Closing Date. To support this valuation, Whitehall is making the representations and warranties set forth in Exhibit E-1. Each Member agrees, however, that the Whitehall Contributed Assets net of the amounts set forth in the first sentence of this subparagraph (c) may be worth more or less than an amount equal to Whitehall's Capital Account on the Initial Closing Date. The representations and warranties of Whitehall set forth in Exhibit E-1 are made as of and shall survive the Closing for a period of two years and neither the Company, any Subsidiary nor any Member or other Person may make a claim for indemnity for a breach of a representation or warranty made by Whitehall hereunder either (i) at any time after the expiration of such two-year period or (ii) which breach is based upon or arises from information or facts contained in any Lease (as defined in Exhibit E-1), brokerage contract, environmental report, structural report, title commitment (including any copies of recorded documents), documents included in closing binders, legal memorandum concerning zoning or legal compliance of the Properties, rent rolls, title policies, surveys and service contracts, in each case which was delivered to WCPT or its Affiliate prior to the Closing. Subject to the time limitations in the immediately preceding sentence, Whitehall agrees to indemnify, defend, and hold the Company, its Subsidiaries and their respective officers, directors, members, controlling persons, affiliates and agents harmless against all claims, demands, actions, causes of action and losses (collectively "Damages") suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy in or breach of any representation or warranty of Whitehall made pursuant to this Agreement. In the event that any representation or warranty made by Whitehall in Exhibit E-1 is inaccurate or breached, WCPT shall notify Whitehall in writing of such inaccuracy or breach and the amount of Damages suffered or incurred by the Company (or any of its Subsidiaries) as a result of such breach or inaccuracy. Within thirty (30) days after receipt of the foregoing notice, Whitehall shall either (i) make a capital contribution to the Company of cash in an amount equal to the Damages claimed in such notice to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy or (ii) notify the Company in writing that it disputes the circumstances giving rise to or the amount of such claim for indemnification (such notice, a "Dispute Notice"). If (x) within the thirty (30) day period specified in the immediately preceding sentence Whitehall shall neither have made a capital contribution to the Company in the amount of the Damages claimed in the notice nor have delivered a Dispute Notice to the Company or (y) within thirty (30) days after Whitehall has received notice from the arbitrator selected in accordance with Section 5.10 Whitehall shall not have made a capital contribution to the Company in an amount equal to the amount of Damages which such arbitrator shall have determined to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy, then WCPT may (i) elect on behalf of the Company to reduce Whitehall's Capital Account by the amount of the Damages suffered or incurred (or the amount determined by the arbitrator pursuant to Section 5.10 to have been suffered or incurred) by the Company in respect of such breach or inaccuracy and (ii) elect to reduce the number of Membership Units attributable to Whitehall (and the aggregate number of Membership Units of the Company outstanding) by an amount equal to the above-referenced amount of Damages divided by $10.00 (and thereby reduce Whitehall's Percentage Interest by a proportionate amount). If the Company fails to submit the subject matter of any Dispute Notice for binding arbitration as provided in Section 5.10 within thirty (30) days after receipt of such Dispute Notice, Whitehall shall be relieved of any responsibility or obligation in respect of the Damages which are the subject of such Dispute Notice.

         (d) On the Initial Closing Date, WCPT shall contribute the following property to the Company (and/or one or more of its Subsidiaries) in exchange for the Membership Units specified in Section 5.1(h), all in accordance with Exhibit
A:

              (i) the real property known as 1700 Valley Road which is more particularly described on Exhibit C-1, together with any and all improvements located thereon and the rights of the WCPT Current Owners to any and all personal, tangible and intangible property located on or otherwise related to any WCPT Property, including, without limitation, the property described on Exhibit C-2 but specifically excluding any such Property described on Exhibit C-3; and

             (ii) 100% of the legal and beneficial ownership of the WCPT Current Owners other than North American Medical Research Corp., a New Jersey corporation.

         All of the foregoing property described in subclauses (i) and (ii) above are herein referred to as the "WCPT Contributed Assets".

         (e) The WCPT Contributed Assets have an agreed upon value net of any distributions made to WCPT contemporaneously with the Closing equal to WCPT's Capital Account on the Initial Closing Date. To support this valuation, WCPT is making the representations and warranties set forth in Exhibit E-2. Each Member agrees, however, that the WCPT Contributed Assets net of the amounts set forth in the first sentence of this subparagraph (e) may be worth more or less than an amount equal to WCPT's Capital Account on the Initial Closing Date. The representations and warranties of WCPT set forth in Exhibit E-2 are made as of and shall survive the Closing for a period of two years and neither Whitehall, the Company nor any Subsidiary or other Person may make a claim for indemnity for a breach of a representation made by WCPT hereunder either (i) at any time after the expiration of such two-year period or (ii) which breach is based upon or arises from information or facts contained in any Lease (as defined in Exhibit E-2), brokerage contract, environmental report, structural report, title commitment (including any copies of recorded documents), documents included in closing binders, legal memorandum concerning zoning or legal compliance of the Properties, rent rolls, title policies, surveys and service contracts, in each case which was delivered to Whitehall or its Affiliate prior to the Closing. Subject to the time limitations in the immediately preceding sentence, WCPT agrees to indemnify, defend and hold the Company, its Subsidiaries and their respective officers, directors, members, controlling persons, affiliates and agents harmless against all Damages suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy or breach of any representation or warranty of WCPT made pursuant to this Agreement. In the event that any representation or warranty made by WCPT in Exhibit E-2 is inaccurate or breached, Whitehall shall notify WCPT in writing of such inaccuracy or breach and the amount of Damages suffered or incurred by the Company (or any of its Subsidiaries) as a result of such breach or inaccuracy. Within thirty (30) days after receipt of the foregoing notice, WCPT shall either (i) make a capital contribution to the Company of cash in an amount equal to the Damages claimed in such notice to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy or (ii) deliver a Dispute Notice to the Company. If (x) within the thirty (30) day period specified in the immediately preceding sentence WCPT shall neither have made a capital contribution to the Company in the amount of the Damages claimed in the notice nor have delivered a Dispute Notice to the Company or (y) within thirty (30) days after WCPT has received notice from the arbitrator selected in accordance with Section 5.10 WCPT shall not have made a capital contribution to the Company in an amount equal to the amount of Damages which such arbitrator shall have determined to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy, then Whitehall may elect on behalf of the Company (i) to reduce WCPT's Capital Account by the amount of the Damages suffered or incurred (or the amount determined by the arbitrator pursuant to Section 5.10 to have been suffered or incurred) by the Company in respect of such breach or inaccuracy and
(ii) to reduce the number of Membership Units attributable to WCPT (and the aggregate number of Membership Units of the Company outstanding) by an amount equal to the above-referenced amount of Damages divided by $10.00 (and thereby reduce WCPT's Percentage Interest by a proportionate amount). If the Company fails to submit the subject matter of any Dispute Notice for binding arbitration as provided in Section 5.10 within thirty (30) days after receipt of such Dispute Notice, WCPT shall be relieved of any responsibility or obligation in respect of the Damages which are the subject of such Dispute Notice.

         (f) The Company shall not consummate the transactions contemplated by the 700 Atrium Purchase Contract if the Management Committee determines in good faith that it would not be in the best interests of the Company. Any and all costs associated with the termination of the 700 Atrium Purchase Contract pursuant to this Section 5.1(f) shall be for the account of the Company.

         (g) Contemporaneously with the contribution to the Company and its Subsidiaries of the Whitehall Contributed Assets and the WCPT Contributed Assets in the manner set forth in 5.1(a) and (d) above, the Company will enter into the WRP Loans. The proceeds of the Term Loan A (as defined in the loan documentation evidencing the WRP Loans) (apart from $1,500,000 which will be retained by the Company as working capital) will be used as follows: (i) $7,551,124 will be distributed to Whitehall (for further distribution to its partners), (ii) $22,972,172 will be used to repay the existing financing secured by 1275 K Street and (iii) $29,676,144 will be distributed to WCPT. The effect of such distribution will be to reduce the Capital Account of Whitehall to $24,950,000 and the Capital Account of WCPT to $25,050,000, each as of the Initial Closing Date. In the event that the closing under the 700 Atrium Purchase Contract is not consummated, Whitehall agrees to remit $1 million in cash to the Company as liquidated damages to be used for working capital of the Company; provided that, no increase or decrease in any Member's Capital Account, Percentage Interest or Membership Units shall be made on account of such remittance.

         (h) Upon the Initial Closing, the Initial Percentage Interest and Capital Account of each Members and the number of Membership Units issued to each Member as of the Initial Closing shall be as follows:


  Member    Initial Percentage Interest    Capital Account    Membership Units

WCPT                 50.10%                  $ 25,050,000         2,505,000

Whitehall            49.90%                  $ 24,950,000         2,495,000
                    ------                   ------------         ---------
TOTAL               100.00%                  $ 50,000,000         5,000,000


         (i) Subject to subparagraph (j) below and to Whitehall and/or its Affiliates obtaining the Necessary Whitehall Consents (as defined below), Whitehall shall, within ten (10) Business Days of obtaining such Necessary Whitehall Consents, contribute, or cause the contribution of, the following property to the Company (or one of its Subsidiaries) in accordance with Exhibit
A:

             (1) the real property known as 600 Atrium located in Somerset County, New Jersey, together with any and all improvements located thereon and the rights of the Whitehall Additional Owners to any and all personal, tangible and intangible property located on or otherwise related to any Whitehall Additional Property, specifically excluding any such property identified to WCPT in writing prior to determining the value of such property as provided in subparagraph (j) below; and

             (2) the real property known as 15 Broad Street located in Boston, Massachusetts, together with any and all improvements located thereon and the rights of the Whitehall Additional Owners to any and all personal, tangible and intangible property located on, or otherwise related to, any Whitehall Additional Property, specifically excluding any such property identified to WCPT in writing prior to determining the value of such property as provided in subparagraph (j) below.

         All of the foregoing property described in subclauses (i) and (ii) above are herein referred to as the "Whitehall Additional Contributed Assets."

         As used in this subparagraph (i), the term "Necessary Whitehall Consents" means each and every consent of (i) the limited partners of Whitehall Street Real Estate Limited Partnership VII and Whitehall Street Real Estate Limited Partnership V, each a Delaware limited partnership, and (ii) the lenders under the financings secured by the Whitehall Additional Contributed Assets that are necessary in order to consummate the Additional Closing. Whitehall hereby agrees to use good faith efforts to obtain all Necessary Whitehall Consents as soon as practicable, provided that if Whitehall is not able to obtain one or more Necessary Whitehall Consents on or prior to December 15, 1997, Whitehall's obligations under this paragraph (i) shall terminate and be of no further force and effect. If the Whitehall Additional Contributed Assets are contributed to the Company, then Whitehall will receive cash in an amount equal to the agreed upon value of the Whitehall Additional Contributed Assets.

         (j) At the time of their contribution to the Company, the Whitehall Additional Contributed Assets will have a value as agreed upon by the Initial Members on or prior to the Additional Closing Date. To support such valuation, Whitehall will make the representations and warranties set forth in Exhibit E-3 as of the Additional Closing Date. Not later than five (5) Business Days prior to the Additional Closing Date, Whitehall shall furnish to WCPT copies of all disclosure schedules described in Exhibit E-3; provided that Whitehall will endeavor to deliver the same to WCPT at an earlier date to the extent any such schedules are available. To the extent that the Initial Members cannot in good faith agree upon the value of either or both of the Whitehall Additional Properties, the Company will not accept or be entitled to the contribution of such Property or Properties and Whitehall's obligations and the Company's rights herein with respect to such Property or Properties shall terminate and no longer have any force or effect. Each Member agrees that the Whitehall Additional Contributed Assets may be worth more or less than the agreed-upon value at the time of contribution. The representations and warranties of Whitehall set forth in Exhibit E-3 are made as of and shall survive the Additional Closing Date for a period of two years and neither the Company, any Subsidiary, any Member nor any other Person may make a claim for indemnity for a breach of a representation or warranty made by Whitehall hereunder as of the Additional Closing Date either
(i) at any time after the expiration of such two-year period or (ii) which breach is based upon or arises from information or facts contained in any Lease (as defined in Exhibit E-3), brokerage contract, environmental report, structural report, title commitment (including copies of recorded documents), documents included in closing binders, legal memorandum concerning zoning or legal compliance of the Properties, rent rolls, title policies, surveys and service contracts, in each case which was delivered to WCPT prior to the Additional Closing. Subject to the time limitations in the immediately preceding sentence, Whitehall agrees to indemnify, defend, and hold the Company, its Subsidiaries and their respective officers, directors, members, controlling persons, affiliates and agents harmless against all Damages, suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy in or breach of any representation or warranty of Whitehall in Exhibit E-3. In the event that any representation or warranty made by Whitehall in Exhibit E-3 is inaccurate or breached, WCPT shall notify Whitehall in writing of such inaccuracy or breach and the amount of Damages suffered or incurred by the Company (or any of its Subsidiaries) as a result of such breach or inaccuracy. Within thirty (30) days after receipt of the foregoing notice, Whitehall shall either (i) make a capital contribution to the Company of cash in an amount equal to the Damages claimed in such notice to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy or
(ii) deliver a Dispute Notice to the Company. If (x) within the thirty (30) day period specified in the immediately preceding sentence Whitehall shall neither have made a capital contribution to the Company in the amount of the Damages claimed in the notice nor have delivered a Dispute Notice to the Company or (y) within thirty (30) days after Whitehall has received notice from the arbitrator selected in accordance with Section 5.10 Whitehall shall not have made a capital contribution to the Company in an amount equal to the amount of Damages which such arbitrator shall have determined to have been suffered or incurred by the Company as a result of the foregoing breach or inaccuracy, then WCPT may (i) elect on behalf of the Company to reduce Whitehall's Capital Account by the amount of the Damages suffered or incurred (or the amount determined by the arbitrator pursuant to Section 5.10 to have been suffered or incurred) by the Company in respect of such breach or inaccuracy and (ii) elect to reduce the number of Membership Units attributable to Whitehall (and the aggregate number of Membership Units of the Company outstanding) by an amount equal to the above-referenced amount of Damages divided by $10.00 (and thereby reduce Whitehall's Percentage Interest by a proportionate amount). If the Company fails to submit the subject matter of any Dispute Notice for binding arbitration as provided in Section 5.10 within thirty (30) days after receipt of such Dispute Notice, Whitehall shall be relieved of any responsibility or obligation in respect of the Damages which are the subject of such Dispute Notice.

         5.2. Additional Capital Contributions

         (a) If either the Manager or Whitehall shall reasonably determine that funds are required for a Necessary Expenditure, it shall have the right to make a Mandatory Capital Call describing the amount and nature of the Necessary Expenditure, in which event each of the Members shall, within twenty (20) days after receipt of such Mandatory Capital Call, fund a portion of such amount equal to such Member's Percentage Interest. Notwithstanding anything to the contrary herein, neither WCPT nor Whitehall shall be required to contribute or lend any funds to the Company (and no Mandatory Capital Call may be issued to such Member) pursuant to this Section 5.2 or otherwise (i) to the extent such Member has previously made Capital Contributions (other than the Initial Capital Contributions) to the Company and its Subsidiaries in an amount equal to or in excess of an aggregate amount of $100 million multiplied by the initial Percentage Interest of such Member set forth in Section 5.1(h), (ii) in response to a Capital Call made at any time after the second anniversary of the Initial Closing (irrespective of the amounts previously contributed) or (iii) at any time after an initial public offering of Shares by WCPT.

         (b) If the Management Committee shall have authorized a Capital Call, the Manager shall make such Capital Call describing in brief detail the use of proceeds of such Capital Call, in which event each of the Members shall, within
(20) days after receipt of such Capital Call, fund a portion of such amount equal to such Member's Percentage Interest.

         (c) Following receipt of a Capital Call in compliance with the requirements of this Section 5.2, each Member shall contribute to the Company the amount applicable to such Member, in accordance with such Member's Percentage Interest, set forth in the Capital Call delivered pursuant to this
Section 5.2 on the due date specified in such notice.

         5.3. Failure to Fund Capital Contributions. If any Member shall fail to make a capital contribution required to be made pursuant to Section 5.2 in the amount and within the time period specified in the Capital Call (such Member is hereinafter referred to as a "Non-Contributing Member"), the Manager shall give notice of such failure to all other Members and the amount of the capital contribution not funded by the Non-Contributing Member (such amount is hereinafter referred to as the "Failed Contribution"), and any Member or Members may fund all or part of such Failed Contribution (each such funding Member is hereinafter referred to as a "Contributing Member"). If more than one Member desires to be a Contributing Member, each such Member shall have the right to fund the amount the Non-Contributing Member(s) failed to fund pro rata in proportion to the relative Percentage Interests of such Contributing Members; provided that, if any such Member funds less than its pro rata share, the other Members shall have the right to fund an amount equal to the difference between such first Member's pro rata share and the amount such first Member actually contributed pursuant to this sentence, on a pro rata basis in proportion to the relative Percentage Interests of such other Members. Upon funding all or any part of a Failed Contribution, any Contributing Member may elect the following treatment for the portion (the "Funded Portion") of the Failed Contribution funded by such Contributing Member:

          (a) The Contributing Member may at any time (even after first electing to proceed under paragraph (b) below) elect to treat the Funded Portion as a capital contribution by such Contributing Member with the dilution provided for in Section 5.4 below.

          (b) The Contributing Member may elect to treat the Funded Portion as a loan (a "Member Loan") by the Contributing Member to the Non-Contributing Member, which Member Loan shall be treated as (i) a demand loan made by the Contributing Member to the Non-Contributing Member (bearing interest at the Default Rate), and (ii) as a Capital Contribution by the Non-Contributing Member. Any such Loan (to the extent of unpaid principal and interest) shall be recourse only to the Non-Contributing Member's Interest and shall also be payable by the Non-Contributing Member on demand of the Contributing Member and shall be repaid (i) directly by the Company on behalf of the Non-Contributing Member to the Contributing Member from funds otherwise distributable to the Non-Contributing Member pursuant to Section
     7.4 or (ii) upon the closing of the transactions contemplated by Section
     8.2 hereof. A Contributing Member may, by delivering a notice to the Non-Contributing Member at any time prior to full repayment of such Member Loan, elect to terminate such loan and have the Non-Contributing Member's Percentage Interest diluted as set forth in Section 5.4, with the entire outstanding principal and interest treated as the amount of the Failed Contribution and the Capital Accounts of the Contributing and Non-Contributing Members adjusted accordingly to reflect the outstanding amount of a Member Loan as a Capital Contribution by the Contributing Member, not the Non-Contributing Member. Repayment of any Member Loan shall be secured by the Non-Contributing Member's Interest, and the Non-Contributing Member hereby grants a security interest in such Interest to the Contributing Member who has advanced such Member Loan and hereby irrevocably appoints such Contributing Member, and any of its agents, officers or employees, as its attorneys-in-fact with full power and authority to prepare and execute any documents, instruments and agreements, including, but not limited to, any note evidencing the Member Loan, and such Uniform Commercial Code financing statements, continuation statements, and other security instruments as may be appropriate to perfect and continue such security interest in favor of such Contributing Member.

          (c) The Contributing Member may elect to treat the total amount funded by such Member (equal to the sum of (i) the Funded Portion plus (ii) the portion of the related capital contribution that such Contributing Member was required to fund on account of its Percentage

     Interest) as a loan (a "Company Loan") by the Contributing Member to the Company, which Company Loan shall bear interest at the Default Rate. Any such Company Loan shall be repaid (i) prior to any distributions pursuant to Section 7.1 hereof or (ii) upon closing of the transactions contemplated by Section 8.2. If more than one Member has a Company Loan owing to it, such repayment shall be made pro rata in proportion to the relative principal amount of Company Loans that each such Member has outstanding as a percentage of total outstanding Company Loans made by all Members. All payments on Company Loans shall be applied first to pay any accrued interest (at the rates specified in Section 5.4(b)) and then to pay the principal amount thereof, until all such Members shall have received the full amount of principal and accrued interest on such Company Loans.

         5.4. Dilution for Failure to Fund Capital Calls. (a) If one or more Contributing Members elect to treat the Funded Portion as a capital contribution (including after electing to terminate a Member Loan pursuant to Section 5.3(b)), the Percentage Interest of each such Contributing Member shall be increased by a percentage equal to the quotient (rounded up to the nearest one hundredth of one percent) obtained when (x) two times the remaining Funded Portion funded by such Contributing Member is divided by (y) the sum of all Members' Capital Contributions as of such date (including the remaining Funded Portions).

         (b) Notwithstanding the terms of paragraph (a) above, if (i) any New Member has purchased Membership Units from the Company and continues to own any of such Membership Units, and (ii) one or more Contributing Members elect to treat the Funded Portion as a capital contribution (including after electing to terminate a Member Loan pursuant to Section 5.3(b)), the Percentage Interest of each such Contributing Member shall be increased by a percentage equal to the quotient (rounded up to the nearest one hundredth of one percent) obtained when
(x) the remaining Funded Portion funded by such Contributing Member is divided by (y) the Deemed Value Per Membership Unit times the aggregate number of Membership Units then issued by the Company plus the amount of the remaining Funded Portion.

         (c) In the case of either (a) or (b) above, the Percentage Interest of the Non-Contributing Member shall be decreased by the aggregate amount of the increase in the Percentage Interests of all Contributing Members made pursuant to paragraph (a) or (b), as the case may be. Schedule 5.4 attached hereto illustrates the manner in which the parties intend the squeeze-down formula set forth in this Section 5.4 to be calculated.

         (d) In order to give effect to the dilution of the Non-Contributing Member's Percentage Interest as set forth above in this Section 5.4, a number of the Non-Contributing Member's Membership Units corresponding to the Percentage Interest forfeited under Section 5.4(a) or (b) shall be deemed to be assigned to the Contributing Members pro rata to the relative amounts of their remaining Funded Portions such that the percentage of all Membership Units then owned by each such Contributing Member shall equal each such Contributing Member's Percentage Interest (taking into account the additional Membership Units issued to the Contributing Members pursuant to Section 5.9), and the Manager is hereby authorized and directed to reflect such assignment on the books of the Company.

         5.5. Capital of the Company. The capital of the Company shall be the sum of the Members' Capital Contributions. Except as otherwise provided herein, no Member shall be entitled to withdraw or receive any interest or other return on its Capital Contribution.

         5.6. Liability of Members. The Members shall not be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company or of any other Member. The liability of each Member shall be limited solely to the amount of its Capital Contributions; provided, however, that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent provided by the Act. The Members shall not be required to contribute any amounts in excess of the amounts set forth in Sections 5.1, and 5.2 hereof, provided, however, that any Member's failure to fund a Capital Call made pursuant to Section 5.2 shall be subject to the provisions of this Article V.

         5.7. Return of Capital Contribution. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw as a Member or demand the return of all or any part of its Capital Contribution until the Company has been dissolved and terminated, or to demand or receive property other than cash in return for its Capital Contribution. No Member shall be liable for the return of the Capital Contribution of any other Member.

         5.8. Calculation of Members' Percentage Interest. At any time, a Member's Percentage Interest shall be equal to the number of Membership Units owned by such Member at the date of determination divided by the aggregate number of Membership Units owned by all of the Members at such date.

         5.9. Issuance of Additional Membership Units. (a) The Manager is hereby authorized and directed to cause the Company to issue to the Initial Members on the Initial Closing Date the number of Membership Units set forth in Section 5.1(h).

         (b) The Manager is hereby authorized and directed to cause the Company to issue to any Member (including a New Member) that makes a Capital Contribution (excluding the contribution of the WCPT Contributed Assets and the Whitehall Contributed Assets on the Initial Closing Date and the contribution of the Whitehall Additional Contributed Assets on the Additional Closing Date) to the Company (including a capital contribution made by a Contributing Member in accordance with Section 5.3), the number of Membership Units equal to the amount of such contributing Member's Capital Contribution divided by a price per Membership Unit determined by the Management Committee; provided that, if the Management Committee is unable to determine such price, the price per Membership Unit shall be equal to the Deemed Value Per Membership Unit. Unless specifically resolved otherwise by the Management Committee, any Membership Units issued after the Initial Closing Date shall have the same rights, powers and duties as the Membership Units issued on the Initial Closing Date; provided that, in any event, the Management Committee may authorize the classification of multiple classes of Membership Units and may establish the designations, preferences and relative, participating, optional or other special rights, powers or duties of each class of Membership Units.

         (c) The Manager is hereby authorized and directed to cause the Company to issue Membership Units (i) to WRP as required in connection with the exercise of the WRP Warrants in exchange for Membership Units, (ii) to WCPT in connection with Whitehall's exercise of its rights set forth in Section 8.3 and (iii) to WRP in connection with the exchange of Membership Units for the WRP At-Market Shares.

         5.10. Arbitration. Any matter arising pursuant to any provision hereunder which specifies that such matter shall be resolved by arbitration and any other dispute involving an alleged breach or violation of this Agreement (including, without limitation, an alleged breach or violation by WCPT that would entitle Whitehall to remove WCPT pursuant to Section 9.1) shall be submitted to arbitration ("Arbitration") in accordance with the provisions of this Section 5.10. The party having the right to submit a matter to Arbitration and exercising its rights to do so shall have the right to request an arbitration which shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association for a single arbitrator arbitration (the "Rules") in New York, New York, or at such other location as may be agreed between the parties. The Arbitration shall be conducted by a single arbitrator chosen in accordance with the Rules, provided that, such arbitrator shall be a person having at least ten (10) years experience in the matter in dispute including valuing real estate. The determination of the arbitrator shall be made within thirty (30) days following the appointment of such arbitrator and shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. Each party shall pay the fees and expenses of the arbitrator as determined by the arbitrator. The arbitrator shall not have the right to amend any provision of this Agreement.


                                   ARTICLE VI.

                            CAPITAL ACCOUNTS, PROFITS
                           AND LOSSES AND ALLOCATIONS

         6.1. Capital Accounts.

         (a) The Company shall maintain a Capital Account for each Member in accordance with federal income tax accounting principles.

         (b) The Capital Account of each Member shall be increased by (i) the amount of any cash and the agreed net fair market value (as used herein, "agreed net fair market value" of property shall mean the gross fair market value of the property reduced by all liabilities encumbering the property) as of the date of contribution of any property subsequently contributed as a Capital Contribution to the capital of the Company by such Member and (ii) the amount of any Profits allocated to such Member. The Capital Account of each Member shall be decreased by (i) the amount of any Losses allocated to such Member and (ii) the amount of distributions to such Member. In all respects, the Member's Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Company Loans shall not be added to Capital Accounts and payments with respect to such Loans shall not be debited from Capital Accounts. The Initial Members hereby agree that upon the Closing, the Capital Account of each Initial Member shall be as set forth in Section 5.1(h).

         (c) A transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

         (d) Notwithstanding anything to the contrary contained herein, no increase in any Member's Capital Account, Percentage Interest or number of Membership Units shall be made on account of a contribution made by an Initial Member pursuant to Section 5.1(c), (e), (i) or (j).

         6.2. Profits and Losses.

         (a) The profits and losses of the Company ("Profits" and "Losses") shall be the net income or net loss (including capital gains and losses, income and gain exempt from tax, and items of loss, deduction of expense not deductible from Company income or capitalizable into the basis of Company property), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes except that (i) in computing Profits and Losses, all depreciation and cost recovery deductions shall be deemed equal to Depreciation and (ii) gain or loss on the sale or other disposition of a Company Asset shall be determined by reference to Book Value.

         (b) Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that "recapture income", if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

         (c) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, Profits and Losses attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee ratably on a daily basis, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

         (d) Profits shall be allocated each year among the Members as follows:

         (i) First, to all the Members in proportion to the amounts previously allocated pursuant to Section 6.2(e)(iv) until the amount allocated pursuant to this Section 6.2(d)(i) equals such amounts previously allocated pursuant to Section 6.2(e)(iv);

         (ii) Second, to all the Members in proportion to the aggregate amounts distributed and distributable pursuant to Sections 7.1(b)(ii) (assuming that the Company had received all the cash attributable to the income being allocated) until the amount allocated pursuant to this Section 6.2(d)(ii) (and not reversed by Section 6.2(e)(iii)) equals such amounts previously distributed and distributable pursuant to Sections 7.1(b)(ii);

         (iii) Third, to all the Members in proportion to the aggregate amounts distributed and distributable pursuant to Sections 7.1(b)(iii) (assuming that the Company had received all the cash attributable to the income being allocated) until the amount allocated pursuant to this Section 6.2(d)(iii)

      (and not reversed by Section 6.2(e)(ii)) equals such amounts previously distributed and distributable pursuant to Sections 7.1(b)(iii); and

         (iv) Thereafter, to all the Members in proportion to the aggregate amounts distributed and distributable pursuant to Sections 7.1(b)(iv) (assuming that the Company had received all the cash attributable to the income being allocated) until the amount allocated pursuant to this Section 6.2(d)(iv)(and not reversed by Section 6.2(e)(i)) equals such amounts previously distributed and distributable pursuant to Section 7.1(b)(iv).

         (e) Losses shall be allocated each year among the Members as follows:

         (i) First, to all the Members in proportion to the amounts previously allocated pursuant to Section 6.2(d)(iv) until the amount allocated pursuant to this Section 6.2(e)(i) equals such amounts previously allocated pursuant to Section 6.2(d)(iv);

         (ii) Second, to all the Members in proportion to the amounts previously allocated pursuant to Section 6.2(d)(iii) until the amount allocated pursuant to this Section 6.2(e)(ii) equals such amounts previously allocated pursuant to Section 6.2(d)(iii);

         (iii) Third, to all the Members in proportion to the amounts previously allocated pursuant to Section 6.2(d)(ii) until the amount allocated pursuant to this Section 6.2(e)(iii) equals such amounts previously allocated pursuant to Section 6.2(d)(ii); and

         (iv) Thereafter, to all the Members pro rata (in proportion to their relative Percentage Interests).

         (f)   Notwithstanding Sections 6.2(d) and (e) hereof,

         (i) For federal income tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company assets was adjusted pursuant to the third sentence of Section 6.1(b) shall, in accordance with the "traditional method" under Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(d) and (f), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.

         (ii) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, prior to any other allocations required under this Article VI, items of gross income for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(4).

         (iii) Notwithstanding the allocations provided for in Sections 6.2(d) and (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit balance in such Member's Capital Account as of the end of the taxable year to which such allocation relates. If any Member receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), such Member shall be allocated (after taking into account any allocations made pursuant to Section 6.2(f)(ii)) items of income and gain in an amount and manner to eliminate the Member's Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 6.2(f)(iii), there shall be excluded from a Member's deficit Capital Account balance at the end of a taxable year of the Company (a) such Member's share, determined in accordance with Section 704(b) of the Code and Treasury Regulation Section 1.704-2(g) of Minimum Gain (provided that, in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated to the Member or Members to whom such debt is attributable pursuant to Treasury Regulation Section 1.704-2(i)), and
     (b) the amount that such Member is obligated to restore to the Company under Treasury Regulation Section 1.704-1(b)(2)(ii)(c).

         (iv) Notwithstanding the allocations provided for in subsection (ii) of this Section 6.2(f) and Sections 6.2(d) and (e), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt, then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

         (v) Any special allocation under Sections 6.2(f)(ii) through (iv) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article VI so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article VI shall, to the extent permis sible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article VI if such special allocation had not occurred.

         (vi) It is intended that prior to a distribution of the proceeds from a liquidation of the Company pursuant to Section 10.2(vi) hereof, the positive Capital Account balance of each Member shall be equal to the amount that such Member would receive if liquidation proceeds were distributed in accordance with Section 7.1. Accordingly, notwithstanding anything to the contrary in this Section 6.2, to the extent permissible under Sections 704(b) and 514(c)(9) of the Code and the Treasury Regulations promulgated thereunder, Profits and Losses and, if necessary, items of gross income and gross deductions, of the Company for the year of liquidation of the Company (or, if the liquidation spans more than one year, each such year) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive if liquidation proceeds were distributed in accordance with Section 7.1.

         (vii) Appropriate adjustments shall be made to the provisions of this
     Section 6.2 if a New Member is admitted to the Company.


                                  ARTICLE VII.

                         APPLICATIONS AND DISTRIBUTIONS
                                OF AVAILABLE CASH

        7.1.  Applications and Distributions.

         (a) Distributions shall be made by the Manager to the Members of all or a portion of Available Cash as determined by the Management Committee (such amount, the "Distribution Amount") in accordance with Section 7.1(b) and (c) within thirty (30) days after the end of each quarter of each Fiscal Year. The Members acknowledge and agree that the Company shall make distributions to the Members in an amount at least sufficient to provide WCPT the amount that WCPT would be required to distribute to its shareholders, on account of taxable income of the Company allocable to WCPT, so that WCPT is able to satisfy the distribution requirements of a real estate investment trust with respect to such taxable income.

         (b) An amount equal to the combined Percentage Interest of Whitehall and WCPT multiplied by the Distribution Amount shall be distributed as follows:

         (i) First, to WCPT and Whitehall pro rata (in proportion to the unreturned Capital Contributions of such Members) until each of WCPT and Whitehall shall have received the full amount of all Capital Contributions made by such Member through the date of distribution;

         (ii) Second, to WCPT and Whitehall pro rata (in proportion to their relative Percentage Interests) until each of WCPT and Whitehall shall have received, taking into account the timing and amount of all prior contributions and distributions (other than the Promote), an Internal Rate of Return equal to 17.5% per annum;

         (iii) Third, (x) 82.5% to WCPT and Whitehall pro rata (in proportion to their relative Percentage Interests) and (y) 17.5% to the Manager until WCPT and Whitehall shall have received, taking into account the timing and amount of all prior contributions and distributions (other than the Promote), an Internal Rate of Return equal to 22.5% per annum; and

         (iv) Thereafter, (x) 77.5% to WCPT and Whitehall pro rata (in proportion to their relative Percentage Interests) and (y) 22.5% to the Manager.

         (c) An amount equal to the Percentage Interest of each New Member multiplied by the Distribution Amount shall be distributed as follows:

         (i) First, to such New Member until such New Member shall have received the full amount of all Capital Contributions made by such New Member through the date of distribution;

         (ii) Second, to such New Member until such New Member shall have received, taking into account the timing and amount of all prior contributions and distributions, an Internal Rate of Return equal to a percentage to be approved by the Management Committee;

         (iii) Third, (x) a percentage to be approved by the Management Committee to such New Member and (y) a percentage to be approved by the Management Committee to the Manager, until such New Member shall have received, taking into account the timing and amount of all prior contributions and distributions, an Internal Rate of Return equal to a percentage to be approved by the Management Committee; and

         (iv) Thereafter, (x) a percentage to be approved by the Management Committee to such New Member and (y) a percentage to be approved by the Management Committee to the Manager.

         (d) If WCPT is entitled to receive payments pursuant to Section 7.1(c)(iii) or (iv) or pursuant to Section 7.6 (from any Member other than Whitehall) on account of any Promote, then all such amounts entitled to be received by WCPT shall instead be distributed among WCPT and Whitehall in accordance with Section 7.1(b). Except as provided in the immediately preceding sentence, Whitehall acknowledges and agrees that, notwithstanding its existing or future direct or indirect ownership of Shares, (i) it shall not have any direct or indirect interest in the Promote or the Administrative Fee payable to WCPT pursuant to this Agreement, (ii) WCPT shall structure the receipt of the Promote and the Administrative Fee, or enter into one or more transactions, so that Whitehall will not have any direct or indirect interest therein, including, without limitation, by distributing or causing the distribution of the proceeds of or assigning its right to receive all or any portion of the Promote and the Administrative Fee to an Affiliate of or Person(s) employed by WCPT and not to WCPT itself, and (iii) it and the Company will cooperate with WCPT, its Affiliates and their respective shareholders, in good faith, but without additional costs to Whitehall or the Company, to accomplish the foregoing.

         (e) Notwithstanding the terms of Section 7.1(b) or 7.1(c), if WCPT shall cease to be the Manager, then, at the election of Whitehall, the amount of Available Cash that would otherwise be distributed pursuant to Sections 7.1(b)(iii)(y), 7.1(b)(iv)(y), 7.1(c)(iii)(y) or 7.1(c)(iv)(y) to the Manager
shall not be distributed to WCPT, but shall be distributed to Whitehall and WCPT in proportion to their relative Percentage Interests, and appropriate adjustments shall be made in the allocations to be made pursuant to Article 6; provided, however, that if WCPT is removed as Manager pursuant to Section 9.1 Whitehall shall have the right, in its sole and absolute discretion, to provide for the payment to one or more successor managers (which may be Members or Affiliates of Members) of all or a portion of the amounts that would otherwise be distributed to the Manager pursuant to Sections 7.1(b)(iii)(y), 7.1(b)(iv)(y), 7.1(c)(iii)(y) or 7.1(c)(iv)(y) but are not to be so distributed by reason of this Section 7.1(e).

         7.2. Restoration of Excess Distributions. Subject to Section 7.3:

         (a) In the event that distributions have been made to WCPT and Whitehall under Section 7.1(b)(iii) and subsequently, Whitehall or WCPT makes a Capital Contribution, then, to the extent required to cause Whitehall and WCPT to receive on a cumulative basis, taking into account the timing and amount of all prior contributions and distributions (other than the Promote), an Internal Rate of Return equal to 17.5% per annum, amounts previously distributed to a Manager under Section 7.1(b)(iii)(y) shall be returned by such Manager to the Company for immediate distribution to Whitehall and WCPT pro rata in accordance with their relative Percentage Interests, and, to the extent permissible under Sections 704(b) and 514(c)(9) of the Code and the Treasury Regulations promulgated thereunder, appropriate adjustments shall be made in the allocations pursuant to Article VI hereof.

         (b) In the event that distributions have been made to the WCPT and Whitehall under Section 7.1(b)(iv) and subsequently, Whitehall or WCPT makes a Capital Contribution, then, to the extent required to cause Whitehall and WCPT to receive on a cumulative basis, taking into account the timing and amount of all prior contributions and distributions (other than the Promote), an Internal Rate of Return equal to 22.5% per annum, amounts previously distributed to the Manager under Section 7.1(b)(iv)(y) shall be returned by such Manager to the Company for immediate distribution to Whitehall and WCPT pro rata in accordance with their relative Percentage Interests, and, to the extent permissible under Sections 704(b) and 514(c)(9) of the Code and the Treasury Regulations promulgated thereunder, appropriate adjustments shall be made in the allocations pursuant to Article VI hereof.

         7.3. Liquidation. In the event of the sale or other disposition of all Properties owned by the Company and its Subsidiaries, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed to the Members in liquidation as provided in Article X.

         7.4. Repayment of Member Loans. If any Member shall be a borrower under one or more Member Loans (a "Debtor Member"), then any distributions that would otherwise be payable to such Debtor Member pursuant to Section 7.1, 7.2 or 10.2 shall instead be paid to the Member or Members which made such Member Loans (each, a "Lender Member"), first to pay any accrued interest (at the Default
Rate) and then to pay the principal amount thereof, until such Member Loans (including any accrued and unpaid interest) shall be repaid in full. In the event there are two or more Lender Members with respect to any Debtor Member, distributions under this Section 7.4 shall be made pro rata to each Lender Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that such Lender Member has outstanding as a percentage of total outstanding Member Loans made to such Debtor Member by all Lender Members. Any amounts distributed pursuant to this Section 7.4 shall for all other purposes of this Agreement be treated as if distributed to the Debtor Member.

         7.5. Revisions to Reflect Issuance of Additional Membership Units. In the event that the Company issues additional Membership Units pursuant to
Section 5.9 hereof with rights, preferences or privileges different from those issued on the Initial Closing Date, the Manager shall make such revisions to this Article VII as it deems necessary to reflect the issuance of such additional Membership Units and any special rights, duties or powers with respect thereto.

         7.6. Initial Public Offering; Sale of Units. (a) In the event of a public offering of Shares by WCPT and provided that WCPT shall be acting as the Manager at the time of such offering, each Member and WRP agree to take all actions necessary or appropriate, including, without limitation, amending any Organizational Document of WCPT and the Company (including this Agreement) in order that the Manager receives additional compensation (either in cash, or if the parties agree, in the form of Membership Units or otherwise) equal in value to the Promote (as defined below) that the Manager would have received if all of the Company Assets were sold for a price equal to the total valuation of the Company (implied by reference to the public offering price of the shares sold by WCPT) and the proceeds of such sale were distributed pursuant to Section 10.2. If, in connection with a public offering of WCPT, the Members are restricted from selling their Membership Units or Shares until a specified lock-up period has lapsed after such offering, then the Promote payable to WCPT under this subparagraph (a) shall be calculated and paid to WCPT promptly after such lock-up period expires. The Members (other than WCPT) agree to pay to the Manager or its designee contemporaneously with the closing of the public offering (or on the day after expiration of any lock-up as described in the immediately preceding sentence) such amount in cash or, if the Members and WRP agree otherwise, in the form of Membership Units or otherwise (based upon the relative Percentage Interests of such Members). Without in any way limiting the restrictions contained in Article 8, Whitehall agrees not to distribute its Membership Units or Shares to any of its constituent partners prior to payment of the Promote payable under this subparagraph (a). Each Member and WRP will work together in good faith to achieve the optimal tax consequences for WCPT; provided, that there is no adverse impact on the other Members.

         (b) Unless the full Promote has already been, or is due to be, paid to Manager under subparagraph (a), in the event that any Member other than WCPT, to the extent permitted under this Agreement, either sells (or otherwise disposes of) all or any of its Membership Units to a third-party or converts all or any of its Membership Units into Shares or WRP Shares, such Member shall pay to the Manager on the Determination Date (as defined below) an amount equal to the amount of the Promote that would have been payable to the Manager if the proceeds received by such Member (or the cash value thereof as of the Determination Date if such proceeds are not cash) were first distributed to such Member pursuant to Section 7.1 (ignoring for this purpose only any Interest of any other Member) to the extent required for the Manager to receive the Promote. For purposes of this subparagraph (b), the Determination Date shall be the date of the relevant sale, disposition or conversion of the Membership Units; provided that, if the Shares or WRP Shares received by such Member upon conversion of any Membership Units are subject to any "lock-up" agreement prohibiting the sale of such Shares or WRP Shares for a specified period, the "Determination Date" shall mean the date upon which such lock-up period expires.

         (c) Upon payment of any amounts (whether in cash, Shares, WRP Shares, Membership Units or other consideration) to the Manager pursuant to this Section
7.6 in respect of the sale, disposition or conversion of any Membership Units, no further amounts shall be payable to the Manager pursuant to this Section 7.6 or Sections 7.1(b)(iii)(y), 7.1(b)(iv)(y), 7.1(c)(iii)(y) or 7.1(c)(iv)(y) or
any successor provision to any of the foregoing in respect of any such sold, disposed of or converted Membership Units or in respect of any subsequent sale, transfer or other disposition of the proceeds from or consideration received on account of any such sale, disposition or conversion of Membership Units.

                                  ARTICLE VIII.

                          TRANSFER OF COMPANY INTERESTS

         8.1. Limitations on Assignments of Interests by Members.

         (a) Except as provided in Section 8.1(b) and Section 8.2, no Member shall Transfer (as hereinafter defined) all or any portion of its Interest or permit such a Transfer or contract to do so, without the consent of each of the Initial Members (which consent may be withheld in such Initial Member's sole discretion for any reason or no reason) and in strict compliance with the provisions of this Article VIII. As used herein "Transfer" of an Interest means, with respect to any Member, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise). Notwithstanding the foregoing, a transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of ownership interests in WCPT (including by virtue of an Extraordinary Transaction but excluding any transfer of up to 6,000 shares of WCPT issued to holders other than WRP on or about the Initial Closing Date) shall constitute a "transfer" of WCPT's Interest and shall be subject to the provisions of this Article VIII. Any purported Transfer in violation of this Article VIII shall be void ab initio, and shall not bind the Company, and the Members making such purported transfer, sale or assignment shall indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including without limitation, transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer. The giving of any consent to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances.

         (b) Subject to compliance with the remaining provisions of this Article VIII and with Section 4.2 and notwithstanding anything to the contrary set forth in Section 8.1(a) above, each of WCPT and Whitehall may, from time to time and without any consent or approval, pledge or otherwise grant a security interest in all or part of such Member's Interest to an Institutional Lender to secure a loan made to such Member (a "Pledgor") by such Institutional Lender (a "Pledgee"); provided that, (i) such pledged Interest may not be transferred to the Pledgee by foreclosure, assignment in lieu thereof or other enforcement of such pledge and (ii) WCPT and Whitehall may pledge only their respective economic interests in the Company and no other rights hereunder. In addition, notwithstanding anything to the contrary set forth herein, Whitehall shall have the right at any time to transfer all or any part of its Interest without the prior consent of any Member (including WCPT and the Manager) pursuant to Section
8.3 or in connection with (i) its exercise of the WRP Warrants in exchange for its Membership Units or (ii) the exchange of its Membership Units for the WRP At-Market Shares.

         (c) At all times prior to an initial public offering by WCPT, any one or more of Whitehall Street Real Estate Limited Partnership V, Whitehall Street Real Estate Limited VII and/or Whitehall Street Real Estate Limited Partnership IX, each a Delaware limited partnership, shall control Whitehall.

         8.2. Sale of Properties, the Company or its Subsidiaries. (a) Notwithstanding any other provisions herein, at any time prior to an initial public offering by WCPT and after the fourth anniversary of the Initial Closing, either Whitehall or WCPT may (as long as it is still an Appointing Member), by delivering written notice (a "Sales Notice") to the other (the person delivering such Sales Notice being referred to as the "Triggering Party" and the recipient of such Sales Notice being referred to as the "Non- Triggering Party"), require the Company to sell any and all of the Properties (or sell the Subsidiary(ies) owning any Property(ies)) in one or more bona fide transactions to a Person not Affiliated with the Triggering Party (a "Third Party"), subject to the terms and conditions of this Section 8.2. Each Property (or Subsidiary) which is the subject of a Sales Notice is referred to herein as a "Subject Property" (or "Subject Subsidiary"). The Sales Notice shall state the price (the "Total Price") at which the Triggering Party desires to sell the Subject Property(ies) and/or Subject Subsidiary(ies).

         (b)   Concurrently with the delivery of the Sales Notice referred to in
Section 8.2(a), the Triggering Party shall submit to the Non-Triggering Party an offer (the "Offer"), to sell (or cause the Company or the applicable Subsidiaries to sell) to the Non-Triggering Party (or its designees) for cash in exchange for the Non-Triggering Party (or its designees) paying to the Company or the Subsidiary(ies) owning the Subject Property(ies) the Total Price, failing which the Triggering Party shall be entitled to market the Subject Property(ies) and/or Subject Subsidiary(ies), as more particularly set forth below in this
Section 8.2. The Offer shall also set forth any other material economic terms of the purchase; provided that, any Offer (x) shall be an all cash offer and shall contain an exculpation of the Members and their direct and indirect owners and Affiliates from any liabilities relating to the Subject Property(ies) and/or Subject Subsidiary(ies) and (y) notwithstanding such exculpation, may include a holdback for breaches of representations or warranties (which may survive for claims made within no more than one year from the transfer of the Subject Property(ies) and/or Subject Subsidiary(ies)) by the Company (which in each case shall be as outlined by the Triggering Party in the Offer) not to exceed 3% of the purchase price, which holdback amount may be available for no more than the survival period of the representations and warranties.

         (c) Within thirty (30) days after receiving the Offer, the Non-Triggering Party shall deliver a notice (a "Sales Response Notice") to the Triggering Party, stating the election by the Non- Triggering Party of one of the two following options:

         (1) to purchase (or have its designee purchase) for the Total Price the Subject Property(ies) and /or Subject Subsidiary(ies) on or before the date (the "Applicable Closing Date") specified in such Sales Response Notice (which date shall be no later than sixty (60) days after the Sales Response Notice is delivered) and in accordance with the terms set forth in the Offer; concurrently with the delivery of a Sales Response Notice, and as a condition to its effectiveness under this Section 8.2(c), the Non-Triggering Party shall also deliver to the Com pany a down payment equal to 5% of the Total Price, which shall not be refundable except if the Company or its Subsidiary defaults as a seller of the Subject Property(ies) and/or Subject Subsidiary(ies); or

         (2) to agree to the sale of the Subject Property(ies) and/or Subject Subsidi ary(ies) in accordance with the terms of the Offer, subject to such changes therein as are con templated by the terms of this Section 8.2 provided below, in which event, the Non-Triggering Party shall have no further rights to purchase any Subject Property or Subject Subsidiary, except as may be expressly provided for below in this Section 8.2.

If the Non-Triggering Party fails to elect, by written notice, one of the above two options within said thirty (30)-day period, or fails to deliver the down payment required as a condition of such election, then it shall be conclusively presumed that the Non-Triggering Party elected option (2) above (and the Non-Triggering Party hereby consents to such sale in such case).

         (d) Promptly after an election by the Non-Triggering Party pursuant to
Section 8.2(c)(1), the Company (and/or the applicable Subsidiary or Subsidiaries) and the Non-Triggering Party (or its designee(s)) shall proceed with such purchase and sale, the closing for which shall be held on or before the Applicable Closing Date, during normal business hours at the offices of counsel to the Non-Triggering Party. The Non-Triggering Party shall have one five (5) Business Day adjournment, whereupon time shall be of the essence with respect to the Non-Triggering Party's obligation to close on the purchase of the Subject Property(ies) and/or Subject Subsidiary(ies) in accordance with the terms of this Section 8.2(d) on or before the Applicable Closing Date, and if the Non-Triggering Party does not close in accordance with this paragraph, the Triggering Party shall be entitled, as the sole and exclusive remedies of the Triggering Party, to market and sell the Subject Property(ies) and/or Subject Subsidiary(ies) on behalf of the Company (or the applicable Subsidiary(ies)) in accordance with this Section 8.2 as if the Non-Triggering Party made the election described in Section 8.2(c)(2) and to keep (for the Company's account) the downpayment described in Section 8.2(c)(1) above (unless the failure to close is due to the default of the Company or its Subsidiary, in which case the Triggering Party shall not be entitled to the foregoing remedies).

         (e) Upon an election (or deemed election) by the Non-Triggering Party pursuant to Section 8.2(c)(2), the Triggering Party shall have the right to cause the Company or the applicable Subsidiary(ies) to market the Subject Property(ies) and/or Subject Subsidiary(ies) for a period (the "Marketing Period") of one hundred and eighty (180) days commencing with the earlier to occur of (i) the thirtieth (30th) day after the delivery of the Offer to the Non-Triggering Party or (ii) the notice by the Non-Triggering Party to the Triggering Party of the Non-Triggering Party's election to proceed under Section 8.2(c)(2). The Members shall cooperate fully with the efforts of the Triggering Party to market the Subject Property(ies) and/or Subject Subsidiary(ies) and shall use their good faith efforts to cause the sale of the Subject Property(ies) and/or Subject Subsidiary(ies) on the terms set forth in the Offer.

         (f) If (i) during the Marketing Period, the Company receives a third-party offer to purchase the Subject Property(ies) and/or Subject Subsidiary(ies) for all cash (a "Third Party Offer") that the Triggering Party desires to accept, (ii) the sale price provided for therein (the "Third Party Offer Price") is equal to 100% or more of the Total Price and (iii) the terms are otherwise no less favorable to the Company than those set forth in the Offer and shall not provide for any additional or separate con sideration to the Triggering Party (or its Affiliates), then the Company or the applicable Subsidiary(ies) shall sell the Subject Property(ies) and/or Subject Subsidiary(ies) in accordance with the terms of such Third Party Offer (the Triggering Party being fully authorized and empowered to execute and deliver all necessary documents, agreements and instruments on their behalf and to make the representations and warranties on their behalf that were outlined in the Offer) and no Non-Triggering Party shall have any right to purchase any Subject Property or Subject Subsidiary or to object to or otherwise interfere with such sale, provided that the closing of such sale shall occur not later than the ninetieth (90th) day after the expiration of the Marketing Period. In the event that the closing shall not occur within such ninety (90)-day period, or the Company does not receive a Third Party Offer that satisfies the conditions of this Section 8.2(f) during the Marketing Period, then the Triggering Party shall have the right at any time thereafter to further attempt to sell the Subject Property(ies) and/or Subject Subsidiary(ies), subject to the rights of the Non-Triggering Party under Section 8.2(a), which shall be reinstated with respect to any such further decision on the part of Triggering Party to sell the Subject Property(ies) and /or Subject Subsidiary(ies).

         (g) If during the Marketing Period, the Company receives a Third Party Offer that satisfies the conditions of Section 8.2(f), except that the Third Party Offer Price is less than 100% of the Total Price, then the Triggering Party, if it wishes to accept such Third Party Offer, shall so notify the Non-Triggering Party. Within thirty (30) days after receiving such notice, the Non-Triggering Party shall deliver to the Triggering Party a notice (a "Third Party Response Notice"), stating its election of one of the two following options:

         (1) to purchase (or have its designee purchase) for the Third Party Offer Price the Subject Property(ies) and/or Subject Subsidiary(ies) on or before the date which is no later than thirty (30) days after delivery of such Third Party Response Notice and otherwise in accordance with the terms set forth in the Third Party Offer; concurrently with the delivery of a Third Party Response Notice, and as a condition to its effectiveness under this Section 8.2(g), the Non-Triggering Party shall also deliver to the Company a down payment equal to 5% of the Third Party Offer Price, which shall not be refundable except if the Company or its Subsidiary defaults as a seller of the Subject Property(ies) and/or Subject Subsidiary(ies); or

                         (2) to agree to the sale of the Subject Property(ies) and/or Subject Subsidiary(ies) in accordance with the terms of the Third Party Offer, in which event, the Non- Triggering Party shall have no further rights to purchase any Subject Property or Subject Subsidiary, except as may be expressly provided for below in this
         Section 8.2.

If the Non-Triggering Party fails to elect, by written notice, one of the above two options within said thirty (30)-day period, or fails to deliver the down payment required as a condition of such election, then it shall be conclusively presumed that the Non-Triggering Party elected option (2) above (and the Non-Triggering Party hereby consents to such sale in such case).

         (h) Promptly after an election by the Non-Triggering Party pursuant to
Section 8.2(g)(1), the Company and/or the applicable Subsidiary or Subsidiaries and the Non-Triggering Party (or its designee(s)) shall proceed with such purchase and sale, the closing for which shall be held on or before the closing date specified in the Third Party Response Notice pursuant to Section 8.2(g)(1) above, during normal business hours at the offices of counsel to the Non-Triggering Party. The Non-Triggering Party shall have one five (5) Business Day adjournment, whereupon time shall be of the essence with respect to the Non-Triggering Party's obligation to close on the purchase of the Subject Property(ies) and/or Subject Subsidiary(ies) in accordance with the terms of this Section 8.2(h) on or before the thirtieth (30th) day after such election is made, and if the Non-Triggering Party does not close in accordance with this paragraph, the Triggering Party shall be entitled, as the sole and exclusive remedies of the Triggering Party, to market and sell the Subject Property(ies) and/or the Subject Subsidiary(ies) on behalf of the Company (or the applicable Subsidiary) in accordance with this Section 8.2 as if the Non- Triggering Party made the election described in Section 8.2(g)(2) and to keep (for the Company's account) the down payment described in Section 8.2(g)(1) above (unless the failure to close is due to the default of the Company or its Subsidiary, in which case the Triggering Party shall not be entitled to the foregoing remedies).

         (i) If the Non-Triggering Party, having elected to proceed under either Section 8.2(c)(1) or Section 8.2(g)(1), defaults on its obligation to purchase the Subject Property(ies) and/or Subject Subsidiary(ies) as required thereunder, then the Triggering Party shall be entitled to retain (for the Company's account), as liquidated damages, the down payment received in contemplation of such sale, it being agreed that the amount represents a fair and equitable estimate of the damages to be suffered by the Triggering Party, the Company or its Subsidiaries if the Non-Triggering Party were to so default and that actual damages would be highly impracticable to determine.

         (j)   Notwithstanding anything to the contrary, the Triggering
Party shall, subject to and in accordance with this Section 8.1, have full right, power and authority (acting alone) to execute, deliver and perform, for and in the name of the Company, of the applicable Subsidiary(ies) and, in the case of a sale of the Company, of the Members, and each Member hereby agrees to execute, deliver and perform, any and all documents, agreements and instruments, and to take any other actions as may be required or desirable for the purpose of transferring the Subject Property(ies) and/or Subject Subsidiary(ies), to the maker of the Third Party Offer or the Non-Triggering Party, as the case may be.

         (k) No Property may be a Subject Property if the sale of such Property would cause WCPT to lose its REIT status or to incur a 100% tax on the profits allocable to WCPT).

         (l) Notwithstanding any other provisions herein, at any time after the occurrence of a Triggering Event (as defined below) and prior to an initial public offering by WCPT, the Marketing Member (as defined below) may require the Company or its Subsidiary(ies) to sell any or all of the Properties (or sell the Subsidiary(ies) owning such Property(ies)) , and may sell the Company as a whole, in one or more bona fide transactions to a Person not Affiliated with the Marketing Member, subject to the terms and conditions of this Section 8.2(l). Prior to commencing any sale of a Property or Subsidiary (or the Company) pursuant to this Section 8.2(l), the Marketing Member shall notify the other Members of its intention to sell the subject Property(ies) and/or Subsidiary(ies) (or the Company) in writing and shall keep the other Members reasonably informed of the status and terms of the marketing efforts with respect to such assets of the Company. The Marketing Member shall have full right, power and authority (acting alone) to execute, deliver and perform, for and in the name of the Company, of the applicable Subsidiary(ies) and, in the case of a sale of the Company, of the Members, and each Member hereby agrees to execute, deliver and perform, any and all documents, agreements and instruments, and to take any other actions as may be required or desirable for the purpose of transferring the subject Property(ies) and/or Subsidiary(ies) or the Company to the purchaser thereof. For purposes of this Section 8.2(l), the term "Triggering Event" shall mean (i) with respect to either Whitehall or WCPT, the fifth anniversary of the Initial Closing Date, (ii) with respect to Whitehall only, the occurrence of any event constituting Cause and (iii) with respect to either Whitehall or WCPT, at any time since the later of (x) the first anniversary of the Initial Closing Date and (y) the date twelve months prior to the date of determination, the Committee Representatives appointed by Whitehall declined not less than five opportunities to purchase one or more Office Properties each having a purchase price of at least $15 million individually after WCPT or one of its Affiliates shall have offered the Company the opportunity to purchase such Office Properties in accordance with Section 4.2(e). For purposes of this
Section 8.2(l), the term "Marketing Member" shall mean, with respect to any Property or Subsidiary (or of the Company), the first of Whitehall or WCPT

(provided such Person is still an Appointing Member) to receive a binding offer from a Person who is not Affiliated with such Member to purchase such Property or Subsidiary (or the Company) and if Whitehall and WCPT shall each contemporaneously receive such an offer, the Member receiving the offer with the higher purchase price for such Property or Subsidiary (or the Company); provided that, at any time after the occurrence of a Triggering Event specified in clause
(ii) only Whitehall may be a Marketing Member.

         8.3. Conversion Right. (a) At any time and from time to time after WCPT shall have Shares or other capital stock issued to the public in a public offering or shall engage in an Extraordinary Transaction, Whitehall shall have the right (the "Conversion Right") to require WCPT to convert part or all of Whitehall's Membership Units into Shares, with such conversion to occur on the Specified Conversion Date and at a conversion price equal to and in the form of the Shares Amount. Any such Conversion Right shall be exercised pursuant to a Notice of Conversion delivered to WCPT. Whitehall may exercise the Conversion Right from time to time after WCPT shall have Shares or other capital stock issued to the public in a public offering or shall engage in an Extraordinary Transaction, without limitation as to frequency, with respect to part or all of the Membership Units that it owns, as selected by Whitehall. If the Shares Amount is not a whole number of Shares, Whitehall shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which WCPT determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to Whitehall. Whitehall shall have no right with respect to any Membership Units so converted to receive any distributions paid after the Specified Conversion Date with respect to such Membership Units. Any permitted successor or permitted assignee of Whitehall may exercise Whitehall's rights pursuant to this Section 8.3. In connection with any exercise of such rights by such permitted successor or permitted assignee of Whitehall, the Shares Amount shall be paid by WCPT directly to such permitted successor or permitted assignee and not to Whitehall. Whitehall and WCPT acknowledge that Whitehall is not an "Excepted Holder" (as defined in Section 7.1 of the Declaration of Trust) and that, unless it becomes an "Excepted Holder", Whitehall's Conversion Right may be limited. Therefore, Whitehall and WCPT agree to cooperate in good faith to cause Whitehall to become an "Excepted Holder" before the Conversion Right is exercised or to deliver to Whitehall cash instead of Shares upon such exercise equal in amount to the fair market value of the Shares that would otherwise have been delivered, but for the fact that Whitehall is not an "Excepted Holder". Subject to the foregoing, in the event that Whitehall exercises its Conversion Rights before an initial public offering of WCPT, (i) any Shares received by Whitehall pursuant to such exercise may not, prior to an initial public offering of WCPT, be transferred unless Whitehall first offers WRP the opportunity to purchase such Shares in accordance with the following sentence and (ii) Whitehall will remain obligated hereunder (including without limitation with respect to its obligations in Section 5.2) until an initial public offering of WCPT occurs (upon which Whitehall will have no further obligations hereunder except with respect to any Interest it then owns). If Whitehall desires to sell any or all of its Shares to any Person that is not an Affiliate of Whitehall, Whitehall shall, not less than ten (10) Business Days prior to any such sale, notify WRP in writing (the "Offer Notice") of such intended sale setting forth in such Offer Notice the number of Shares which Whitehall intends to sell and the aggregate purchase price therefor and if WRP either has not notified Whitehall in writing within ten (10) Business Days of receipt of the Offer Notice that it wishes to purchase such Shares on terms and conditions identical to those set forth in the Offer Notice, Whitehall may sell to a non-Affiliate the number of Shares set forth in the Offer Notice for a price not less than the aggregate purchase price set forth therein. If WRP notifies Whitehall in writing within ten (10) Business Days of receipt of the Offer Notice that it accepts the


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


offer in the Offer Notice for all of the Shares described therein, WRP shall pay to Whitehall the aggregate purchase price set forth in the Offer Notice not later than ten (10) Business Days after delivery to Whitehall of its notice of acceptance of the offer set forth in the Offer Notice and Whitehall shall deliver to WRP the requisite Shares free and clear of all Liens.

         (b) All Membership Units delivered for conversion shall be delivered to WCPT free and clear of all Liens, and, notwithstanding anything contained herein to the contrary, WCPT shall not be under any obligation to acquire Membership Units which are or may be subject to any Lien.

         (c) If Whitehall converts all of its Membership Units pursuant to the terms of this Section 8.3 at any time prior to an initial public offering by WCPT, until an initial public offering by WCPT, Whitehall (but not its successors or assigns unless such successor or assign is an Affiliate of Whitehall) shall be entitled to all of the same rights and powers with respect to the management and governance of WCPT that Whitehall has been granted under this Agreement and WCPT shall take such further actions as may be necessary (including by classifying its board of directors and amending its Declaration of Trust and other organizational documents) to give effect to this provision. Upon full implementation of such documentation as is necessary to grant Whitehall such rights and powers, the Committee Representatives appointed by Whitehall shall no longer serve on the Management Committee and all rights and obligations of Whitehall with respect to the Company shall terminate.

         (d) Upon conversion by Whitehall (or its permitted successor or permitted assign) of all or any of its Membership Units pursuant to the terms of this Section 8.3, Whitehall (or such permitted successor or assign) shall receive demand and piggyback registration rights with respect to the Shares received in such conversion, which registration rights shall be exercisable after any Shares of WCPT become publicly traded (subject to any lock-up agreement entered into by Whitehall) and shall be no less favorable to Whitehall than the registration rights granted with respect to WRP Shares pursuant to the Warrant Agreement. Promptly upon Whitehall's request, WCPT shall enter into a separate registration rights agreement with Whitehall in form and substance no less favorable to Whitehall than the Warrant Agreement (or, if more favorable, than those granted to WRP at the time of the initial public offering of WCPT).

         8.4. Certain Transfer Provisions. The following provisions shall apply to a purchase by a Non-Triggering Party of any Subject Property or Subject
Subsidiary:

         (a) The purchase price shall be paid in cash, by wire transfer of the funds to the accounts of the Company or the applicable Subsidiary. All transfer costs (including transfer taxes and attorneys' fees) shall be borne by the Company (unless the Offer provided otherwise) and there shall be an adjustment of the purchase price at closing to reflect a proration of any accrued income and expenses, excluding non-cash items. Within forty-five (45) days after the closing, the Non-Triggering Party shall direct the independent accountants for the Company to complete an audit of such Members' proration and such independent accountants shall deliver their audit report to the Members. If such audit report shall adjust such proration, the party in whose favor such adjustment is made shall promptly be paid by the other party the amount of such adjustment.


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


         (b) On payment of the purchase price, the Non-Triggering Party shall, with respect to each Company and/or Subsidiary debt, obligation and claim against the Company and/or a Subsidiary for which the Company, a Subsidiary or any Member (or any guarantor affiliated therewith or which delivered the guaranty on behalf of such Person) is or may be personally liable with respect to the Subject Property or Subject Subsidiary, at the option of the Non- Triggering Party either (i) obtain a release of the Company, any applicable Subsidiary and each Member (and any guarantor affiliated therewith or which delivered the guaranty on behalf of such Person) from all liability, direct or contingent, from holders of such debt, obligation or claim or (ii) cause such indebtedness, obligation or claim to be paid in full at the closing, or (iii) deliver to the Company, any applicable Subsidiary and each Member, an agreement in form and substance reasonably satisfactory to the Company, such Subsidiary and each Member, which satisfaction may require a creditworthy guarantor, to defend, indemnify and hold the Company, such Subsidiary and each Member (and any guarantor affiliated therewith or which delivered the guaranty on behalf of such Person) harmless from any actions, including attorneys' fees and costs of litigation, claims or loss arising from such debt, obligation or claim. In no event shall such indemnity apply to liabilities resulting from the breach by any Member of its obligations under this Agreement. This subparagraph (b) shall not apply to any debt, obligation or claim which is fully insured by public liability insurer(s) reasonably acceptable to the Company, any applicable Subsidiary and each Member.

         8.5 Assignment Binding on Company. No assignment or transfer of all or any part of the Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement, (ii) the assignee's representation that such assignment was made in accordance with all applicable laws and regulations and
(iii) the unanimous consent of all of the Members to the transfer of the Interest unless such Transfer is pursuant to the last sentence of Section 8.1(b).

         8.6. Bankruptcy of a Member. In the event a Member becomes subject to a Bankruptcy, the trustee or receiver of the estate shall have all the rights of a Member for the purpose of settling or managing the estate and such power as such Member possessed to assign all or any part of the Interests and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Member; provided, however, in such event, such Member shall cease to be an Appointing Member for purposes of Article III. The Company shall not be dissolved or terminated by reason of the Bankruptcy, removal, dissolution or admission of any Member.

         8.7. Substituted Members. (a) Members who assign all their Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be Members of the Company except that unless and until a Substituted Member is admitted in his stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a member under the Act and hereunder, provided that such assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in the Interest, to the extent otherwise permitted under this Article VIII, including, without limitation, Section 8.5. Any Person who is an assignee of any of the Interests of a Member and who has satisfied the requirements of Sections
8.1 and 8.5 shall become a Substituted Member only when (i) the Manager has entered such assignee as a Member on the books and records of the Company, which the Manager is hereby directed to do upon satisfaction of such requirements, and
(ii) such assignee shall have paid all reasonable legal fees and filing costs in connection with the substitution as Member.

         (b) Any Person who is an assignee of all or any portion of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest, shall be subject to all the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make an assignment of the Interest.

         8.8. Acceptance of Prior Acts. Any person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

         8.9. Additional Limitations. Notwithstanding anything contained in this Agreement, no Transfer shall be made and any Member shall have the right to prohibit and may refuse to accept any Transfer unless (i) registration is not required under the Securities Act of 1933, as amended, in respect of such transaction; and (ii) such assignment or transfer does not violate any applicable federal or state securities, real estate syndication, or comparable laws. Any Member may elect prior to any Transfer to require an opinion of counsel with respect to any of the foregoing matters.


                                   ARTICLE IX.

                                     MANAGER

         9.1. Removal of Manager. (a) Whitehall may in its sole discretion elect, by ten (10) days' prior written notice, to remove WCPT as the Manager for Cause. Thereupon, WCPT shall cease to be an Appointing Member and Whitehall may appoint a new Manager. Nothing herein shall be deemed to limit the indemnification obligations under Section 4.3 if WCPT is removed as Manager of the Com pany, and this Section 9.1 shall not constitute a waiver of exculpation from claims by, or indemnification from, the Company with respect to any matter arising prior to the removal of WCPT.

         (b) Notwithstanding anything to the contrary herein, Whitehall may deliver a Sales Notice to WCPT at any time upon the removal of WCPT as Manager pursuant to Section 9.1(a) and require the Company to sell any and all of the Properties (or sell the Subsidiary(ies) owning such Property(ies)), and may sell the Company as a whole, in one or more transactions to a Third Party in the manner provided in Sections 8.2 and 8.4, without having to first offer the Property(ies), the Subsidiary(ies) or the Company to WCPT. If WCPT shall notify the Company in writing that it disputes any of the grounds for its removal as Manager (setting forth in such notice WCPT's grounds for such dispute) no later than fifteen (15) days after receipt of any Sales Notice delivered to WCPT in accordance with the immediately preceding sentence, the Initial Members shall submit the subject matter of WCPT's notice for binding arbitration as provided in Section 5.10 no later than fifteen (15) days after receipt of the foregoing notice from WCPT. If the arbitrator shall rule that WCPT may be removed as


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


Manager pursuant to this Agreement, the Company shall sell any and all of the Properties (or the Company's Subsidiary(ies)) as selected by Whitehall in one or more transactions to Third Parties and Whitehall shall also have the full and exclusive right, power and authority on behalf of all Members to sell the Company itself to such a Third Party.

         9.2. Fees. Except as provided in this Section 9.2 and elsewhere in this Agreement (including the provisions of Articles VI and VII regarding distribution, payments and allocations to which it may be entitled), the Manager shall not be compensated for its services as manager of the Company. Notwithstanding the foregoing, the Manager (for so long as the Manager is WCPT) shall be paid the Administration Fee on a quarterly basis in arrears and shall be reimbursed, on a monthly basis, for all expenses that it incurs relating to the ownership and operation of or for the benefit of, the Company (including without limitation, (i) expenses relating to the ownership of interests in and the management and operation of the Company and its Subsidiaries and (ii) compensation of WCPT officers and employees to the extent they devoted substantially all of their working time to the business of the Company and its Subsidiary(ies). The Members acknowledge that all such expenses of the Manager are deemed to be for the benefit of the Company. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to
Section 4.3(a) hereof.


                                   ARTICLE X.

                             TERMINATION OF COMPANY;
                     LIQUIDATION AND DISTRIBUTION OF ASSETS

         10.1. Dissolution and Termination.

         (a) The Company shall be dissolved and liquidated only upon the occurrence of any of the following:

              (i)   December 31, 2045;

             (ii) the sale or other disposition of all of the Company Assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition;

            (iii)   the written consent of all Members;

             (iv) any event which makes it unlawful for the Company's business to be continued; or

              (v) the issuance of a decree by any court of competent jurisdiction that the Company be dissolved and liquidated.

Upon dissolution, the Company shall promptly wind up its affairs and shall promptly be liquidated and a certificate of cancellation of the Company's Certificate of Formation, as required by law, shall be filed.

         (b) In the event of the dissolution and liquidation of the Company, its business activities shall promptly be wound up, any amounts due from the Members shall be collected, its debts and liabilities shall be paid and its remaining assets, if any, shall be distributed as set forth in Section 10.2 below. Dissolution shall be effective on the date of the occurrence of an event set forth in Section 10.1(a) but the Company shall not terminate until all of the Company assets have been liquidated and the proceeds distributed in accordance with the provisions of this Article X. Notwithstanding the dissolution of the Company, prior to the termination of the Company as aforesaid, the business of the Company and the affairs of the Members as such, shall continue to be governed by this Agreement.

         10.2. Distribution Upon Liquidation. Upon dissolution of the Company, the Manager or other Members, as provided in this Agreement, or if there shall be none, a duly appointed trustee or liquidator as provided in this Agreement, shall promptly proceed with the liquidation of the Company, its Subsidiaries and the Company Assets and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

              (i)   to the payment of expenses of the liquidation;

             (ii) to the payment of debts and liabilities of the Company, in order of priority as provided by law, other than debts or liabilities owed to Members;

            (iii) to the setting up of any reserves that the Manager or such trustee or liquidator, as the case may be, shall determine are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or the Members;

             (iv) to the payment of Company Loans owed to the Members in accordance with Section 5.3;

              (v) to the payment of other debts and liabilities of the Company owed to Members; and

             (vi) except to the extent otherwise provided in Section 7.4, to the Members in accordance with their respective Capital Account balances after allocation of Profits and Losses for the period ending immediately prior to such distribution.

         10.3. Sale of Company Assets.

         (a) As expeditiously as possible, the Manager, or any such trustee or liquidator, shall pay all Company liabilities, establish the reserves and make the distributions provided for in Section 10.2. Except as agreed by the Management Committee, no Member shall have the right to demand or receive property other than cash upon liquidation, and the Management Committee, or any such trustee or liquidator, shall, in any event, have the power to sell Company assets for cash as necessary to provide for the payment of all Company liabilities and the establishment of reserves.

         (b) In connection with the sale by the Company and reduction to cash of its assets, although the Company has no obligation to offer to sell any property to the Members, any Member or any Affiliate of any Member may bid on and purchase any Company Assets. If the Manager, or any such trustee or liquidator, determines that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Manager, or any such trustee or liquidator, may, with the written consent of the Management Committee, defer liquidation of and withhold from distribution for a reasonable time any assets of the Company (except those necessary to satisfy the Company's current obligations).


                                   ARTICLE XI.

                       BOOKS, RECORDS, BUDGETS AND REPORTS

         11.1. Books of Account. At all times during the continuance of the Company, the Manager shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company. Such books shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all Company transactions in accordance with generally accepted accounting principles. In addition, the Manager shall cause each Subsidiary to keep all books of account and other records of such Subsidiary separate and distinct from the books and records of Company and with the standards set forth in this Section 11.1.

         11.2. Availability of Books of Account. All of the books of account referred to in Section 11.1, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto and any other books and financial records of the Company, shall at all times be maintained at the principal office of the Company or such other place in the State of New York as the Manager may designate in writing to the Members, and upon reasonable notice to the Manager, shall be open to the inspection and examination of the Members or their representatives during reasonable business hours.

         11.3. Financial Reports and Statements; Annual Budgets.

         (a) The Manager shall prepare or cause the Company's independent accountants to prepare (under the oversight of the Manager), on an accrual basis, all federal, state and local tax returns required to be filed. The Manager (or, if pursuant to the preceding sentence the tax returns are prepared by the independent accountants, such preparer) shall submit the returns and completed IRS Schedules K-1 to each member of the Management Committee for review and approval and the Manager shall deliver such approved K-1 to each Member no later than ten (10) days prior to the due date of the returns, but in no event later than March 1st of each year. Each Member shall notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities.

         (b) For each Fiscal Year, the Manager shall send to each Person who was a Member at any time during such Fiscal Year, within sixty (60) days after the end of such Fiscal Year, an annual report of the Company including an annual balance sheet, profit and loss statement, a statement of cash flow and a statement of changes in Member's capital, all as prepared in accordance with generally accepted accounting principles consistently applied and audited by the Company's independent public accountants, which shall be Ernst & Young, unless another "Big Six" independent public accountants of recognized standing is selected by the Management Committee, and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by such accountants. For each quarter, the Manager shall send to each Person who was an Initial Member at any time during such quarter, within forty-five (45) days after the end of such quarter, quarterly financial statements of the Company including a quarterly balance sheet, profit and loss statement, a statement of cash flow and a statement of changes in Member's capital, all as prepared in accordance with generally accepted accounting principles consistently applied. In addition, the Manager shall send (i) to each Initial Member within fifteen (15) days after the end of each month of each Fiscal Year a monthly report setting forth such financial and operating information as such Initial Member shall reasonably request, and (ii) to each Member, such other information concerning the Company and reasonably requested by such Member as is necessary for the preparation of such Member's federal, state and local income or other tax returns.

         (c) (i) On or before the November 1st immediately preceding the commencement of each Budget Year of the Company, the Manager shall submit to the Management Committee for its approval (1) an annual capital budget for each Property (an "Annual Capital Budget"), in such form as the Management Committee shall have approved, for such Budget Year setting forth the Manager's estimates reasonably itemized of all receipts and expenditures in respect of capital transactions relating to such Property for such year (including expenditures for alterations incident to space leases to be recovered as rent from tenants) and
(2) an annual operating budget for such Property (an "Annual Operating Budget"), in such form as the Management Committee shall have approved, for such year setting forth the Manager's estimates reasonably itemized of all income and expenses relating to such Property for such year and establishing reserves and working capital for such Property. The Annual Operating Budget shall also contain (x) a schedule of space that is vacant and space leases expiring during such year (including the square footage thereof) and (y) the Leasing Plan for such year, maximum tenant improvement allowances, maximum obligations on lease takeovers and any other criteria for leases that may be executed without the specific approval of the Management Committee. Not later than twenty (20) days after receipt of a proposed Annual Capital Budget or Annual Operating Budget, the Management Committee shall either approve the Annual Capital Budget and Annual Operating Budget or shall deliver a notice (an "Objection Notice") to the Manager stating that the Management Committee objects to any information contained in or omitted from such proposed Annual Capital Budget or Annual Operating Budget and setting forth the objections with reasonable specificity. With respect to such proposed Annual Capital Budget or Annual Operating Budget as to which no Objection Notice is delivered prior to such twentieth (20th) day, the proposed Annual Capital Budget or Annual Operating Budget will be deemed to have been accepted and consented to by the Management Committee and shall be deemed an "Approved Budget." If the Objection Notice is timely delivered, the Manager and the Management Committee shall endeavor in good faith to reach an agreement as to the Annual Capital Budget or Annual Operating Budget. Notwithstanding the foregoing, as of the Closing, the Annual Capital Budget and Annual Operating Budget for each Property shall be the capital budget and operating budget for such Property as prepared by the WCPT Current Owner or Whitehall Current Owner, as the case may be, copies of which shall have been delivered to Whitehall or WCPT, as appropriate, prior to the Closing.

         (ii) If the Management Committee shall consider for adoption a proposed Annual Capital Budget for any Budget Year and shall fail to adopt it in its entirety because of disagreement as to one or more line items although the Management Committee shall agree on other line items, then such proposed Annual Capital Budget, exclusive of the items as to which there is disagreement, shall be deemed adopted as the Annual Capital Budget for such Budget Year (and to such extent shall be deemed to be the Approved Budget for such Budget Year); provided that, if any item or project is approved as part of the Approved Capital Budget


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for one Budget Year but is not completed within such Budget Year, the unexpended portion of such Approved Capital Budget relating to such item or project shall be carried over to the following Budget Year and deemed approved. If the Management Committee shall consider for adoption a proposed Annual Operating Budget for any Budget Year and shall fail to adopt it in its entirety, then the Annual Operating Budget for the immediately preceding year shall be deemed adopted as the Annual Operating Budget for such year except that any specific line items agreed to in the proposed Annual Operating Budget shall control (and to such extent shall be deemed to be the Approved Budget for such Budget Year).

         11.4. Accounting Expenses. All out-of-pocket expenses payable to Persons who are not Affiliated with any Member in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal and local tax and informa tion returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business.

         11.5. Bank Account. The Company shall within 10 days after the date hereof arrange to maintain (and shall cause each Subsidiary which owns a Property to maintain) its bank deposits in segregated accounts held for the Company's (or such Subsidiary's) business, which accounts shall, to the extent reasonably practicable, be interest-bearing. All funds of the Company and each applicable Subsidiary shall be promptly deposited in the appropriate segregated account. The Manager from time to time shall authorize signatories for such accounts and withdrawals or checks in excess of $100,000 shall require the signature of Jeffrey H. Lynford, Edward Lowenthal or Gregory Hughes.

         11.6. Fidelity Bonds and Insurance. The Company will obtain fidelity bonds with reputable surety companies, covering all persons having access to the Company's (or any Subsidiary's) funds, indemnifying the Company (or such Subsidiary) against loss resulting from fraud, theft and dishonest and other wrongful acts of such persons. The Company shall carry or cause to be carried on its behalf and on its Subsidiaries' behalf all property, liability and workers' compensation insurance as shall be required under applicable mortgages, leases, agreements, and other instruments and statutes, but in any event in the amounts and with the insurers required by the Insurance Program.


                                  ARTICLE XII.

                                   AMENDMENTS

         12.1. Amendments Amendments may be made to this Agreement from time to time by the Manager with the written consent of each of the Members. In making any amendments, there shall be prepared and filed for recordation by the Manager such documents and certificates as shall be required to be prepared and filed.


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                                  ARTICLE XIII.

                                  MISCELLANEOUS

         13.1. Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Management Committee, may be necessary or advisable to carry out the intent and purpose of this Agreement.

         13.2. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, by facsimile transmission with delivery of an original thereafter by any other method provided by this Section 13.2, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

         (a) To the Company, c/o Wellsford Commercial Properties Trust, 610 Fifth Avenue, New York, New York 10020, or at such other address as may be designated by the Manager upon written notice to all of the Members; and

         (b)   To the Members at their respective addresses set forth in Section
     2.6 herein. Each Member shall have the right to designate another address or change in address by written notice to the Company in the manner prescribed herein.

All notices given pursuant to this Section 13.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee) or (iii) if delivered by facsimile, on the date of delivery thereof.

         13.3. Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

         13.4. Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

         13.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.


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         13.6. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

         13.7. Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right, while this Agreement remains in effect, to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

         13.8. Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         13.9. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and permitted legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted legal assigns, shall have any rights or claims under this Agreement.

         13.10. Entire Agreement. This Agreement, together with all Exhibits, Schedules, and Annexes hereto and all letter agreements executed by the Company, the Initial Members and/or their respective Affiliates on the date hereof (which are incorporated herein by this reference), supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire agreement among the parties with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by the Manager and each Member and, in the case of an amendment, modification or supplement, in compliance with Section 13.1. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, dis charge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

         13.11. No Brokers. Each of the parties hereto warrants to each other that there are no brokerage commissions or finders' fees (or any basis therefor) resulting from any action taken by such party or any Person acting or purporting to act on its behalf in connection with entering into this Agreement. Each Member agrees to indemnify and hold harmless each other Member for all costs, damages or other expenses arising out of any misrepresentation made in this
Section 13.11.

         13.12. Maintenance as a Separate Entity. The Company shall maintain books and records and bank accounts separate from those of its Affiliates; shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including in its leasing activities, in entering into any contract, in preparing its financial statements, and in its stationery and on any signs it posts), and shall cause its Affiliates to do the same and to conduct business with it on an arm's-length basis; shall not


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commingle its assets with assets of any of its Affiliates; shall not guarantee any obligation of any of its Affiliates; shall cause its business to be carried on by the Manager and shall keep minutes of all meetings of the Members and the Management Committee.

         13.13. Confidentiality. Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any information relating to the Company's assets or business, provided that such disclosure may be made (a) to any person who is a Member, officer, director or employee of such Member or counsel to, accountants of, investment bankers for or consultants to, such Member or the Company solely for their use and on a need-to-know basis, (b) with the prior consent of the other Members, (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or in order to comply with any law, rule or regulation (including the rules and regulations of the Securities and Exchange Commission, the American Stock Exchange and any other applicable national securities exchange), (d) in connection with and to the extent necessary to sell or market any Property in accordance with this Agreement, or (e) to any lender or investor providing financing to the Company.

         In the event that a Member shall receive a request to disclose any of the terms of this Agreement under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the other Members on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with any of the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

         13.14. Power of Attorney.

         (a) Each Member does irrevocably constitute and appoint the Manager, with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) the original Certificate of Formation and all amendments thereto required or permitted by law or the provisions of this Agreement, (ii) all certificates and other instruments requiring execution by the Members or any of them and deemed necessary or advisable by the Manager to qualify or continue the Company as a limited liability company in the jurisdictions where the Company may be conducting its operations, (iii) all instruments, agreements or documents that the Management Committee so directs pursuant to Section 3.5(e) and (iv) all conveyances and other instruments deemed necessary or advisable by the Manager to effect the dissolution and termination of the Company in accordance with this Agreement. Nothing contained in this Section 13.14 shall empower the Manager to take any action requiring the consent of the Management Committee or any Member(s) hereunder unless such consent is first obtained.

         (b) The powers of attorney granted pursuant to this Section 13.14 are coupled with an interest and shall be irrevocable and survive and not be affected by the subsequent death, incapacity, disability, Bankruptcy or dissolution of the grantor; may be exercised by the Manager either by signing separately as attorney-in-fact for each Member or by the Manager acting as attorneys-in-fact for all of them; and shall survive the delivery of an assignment by a Member of the whole or any fraction of its Interest, except that, where the whole of such Member's Interest has been assigned or diluted in accordance with this Agreement, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the


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


Manager to execute, acknowledge, swear to, deliver, record and file any instrument necessary or appropriate to effect such substitution. In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by the Manager pursuant to such power of attorney, this Agreement shall control.

         (c) In addition to the foregoing, each of Whitehall and WCPT are hereby irrevocably constituted and appointed, with full power of substitution, as the true and lawful attorney of the Manager and each Member of the Company to execute, acknowledge, swear to, deliver, record and file any and all instruments, agreements and other documents (in the name, place and stead of the Manager and each such Member and the Company) and to take any and all such other actions as may be necessary or desirable to carry out the provisions of Sections
8.2 and 8.3.

         13.15. Time of the Essence. Time is of the essence in the performance of each and every term of this Agreement.

         13.16. No Third Party Beneficiaries. The right or obligation of the Manager or Management Committee to call for any capital contribution or of any Member to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of any Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity provided, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Management Committee.

         13.17. Exculpation. The parties agree that the individuals executing this Agreement on behalf of the Initial Members have done so in their respective capacities as officers or trustees of the Initial Members (or, in the case of Whitehall, its general partner) and not individually, and none of the direct or indirect partners, trustees, officers or shareholders of either Initial Member shall be bound or have any personal liability hereunder. Each Initial Member shall look solely to the Interest of the other Initial Member for satisfaction of any liability of such other Initial Member in respect of this Agreement and will not seek recourse or commence any action against any of the direct or indirect partners, trustees, officers or shareholders of such other Initial Member or any of their personal assets for the performance or payment of any obligation hereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                    WHWEL REAL ESTATE LIMITED PARTNERSHIP

                                    By:  WHATR Gen-Par, Inc., General Partner


                                         By: /s/ Ronald Bernstein
                                              Name: Ronald Bernstein
                                              Title: Assistant Vice President



                                    WELLSFORD COMMERCIAL PROPERTIES TRUST


                                         By: /s/ Edward Lowenthal
                                              Name: Edward Lowenthal
                                              Title: President

The undersigned has executed this
Agreement solely for purposes of Section 4.2. and 7.6.

WELLSFORD REAL PROPERTIES, INC.


By: /s/ Edward Lowenthal
     Name: Edward Lowenthal
     Title: President


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